Exhibit 10.9

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

for

Wireless Communications Access System

between

City of Chicago

and

Chicago Concourse Development Group, LLC

CONFIDENTIAL TREATMENT REQUESTED

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS		2
1.1	Definitions	2
1.2	Interpretation and Conventions	6

ARTICLE 2: GRANT OF LICENSE; CONDITION AND USE OF PROPERTY		7
2.1	License	7
2.2	Exclusivity	7
2.3	Condition of Licensed Premises	8
2.4	Use of Licensed Premises and Licensee Operating Obligations	8
2.5	Utilities	9
2.6	Utility Interruptions	9
2.7	Right of Entry	10
2.8	Easements	10
2.9	Possession	11
2.10	Licensee’s Maintenance Duties	11
2.11	City’s Maintenance Duties	11
2.12	Taxes	12
2.13	Liens	12
2.14	Recording	12
2.15	Certain Rights Reserved By the City	12

ARTICLE 3: TERM		14
3.1	Term	14
3.2	Extensions	15
3.3	Holdover	15
3.4	Termination Due to Change in Airport Operations	15
3.5	Termination Due to Eminent Domain	15
3.6	Reinstatement	16

ARTICLE 4: FEES		16
4.1	License Fees	16
4.2	Payment of license Fees	18
4.3	Late Payment	18
4.4	Reports	18
4.5	Books, Records and Audits	19
4.6	Security Deposit	20

ARTICLE 5: CONSTRUCTION, OPERATION AND OWNERSHIP OF THE WCAS		21
5.1	Design and Construction of the WCAS	21

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5.2	Construction Schedule	22
5.3	Performance Bond	22
5.4	Diligent Prosecution of Construction	22
5.5	Supplemental Submittals	23
5.6	No Interference with City Operations	23
5.7	Compliance with Deadlines	23
5.8	Continuous Operation, liquidated Damages	24
5.9	Alternations	24
5.10	Ownership of WCAS	25
5.11	Damage to WCAS	25

ARTICLE 6: INDEMNITY AND INSURANCE		25
6.1	Indemnity	25
6.2	Insurance	26

ARTICLE 7: COMPLIANCE WITH ALL LAWS		26
7.1	Compliance with All Laws	26
7.2	City Resident Construction Worker Employment Requirement	27
7.3	Licensing of General Contractor	28
7.4	Prevailing Wages	28
7.5	Airport Security	29
7.5	Licenses and Permits	29
7.6	Economic Disclosure Statement and Affidavit	30
7.7	Inspector General	30
7.8	Environmental Laws	30
7.9	Ethics	31
7.10	Business Relationships with Elected Officials	31
7.11	Visual Rights Act Waiver	31
7.12	Non-Discrimination	32
7.13	FAA Required Provisions	33
7.14	Municipal Code Section 2-92-586	35
7.15	Waste Disposal	35
7.16	Prohibition on Certain Contributions (Mayoral Executive Order No. 05-1)	36
7.17	Federal Ineligible Contractors	38

ARTICLE 8: WARRANTIES AND REPRESENTATIONS		38
8.1	Warranties and Representations	38
8.2	Subcontracts	41

ARTICLE 9: DEFAULT, REMEDIES AND TERMINATION		41
9.1	Events of Default	41
9.2	Remedies	43
9.3	No Limitation on Remedies	45

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9.4	Effect of Waiver	45
9.5	Commissioner’s Right to Perform Licensee’s Obligations	45
9.6	No Counterclaim or Setoff without City Consent	46
9.7	Application of Payments	46

ARTICLE 10: SPECIAL CONDITIONS		46
10.1	Confidentiality	46
10.2	City Approvals	47
10.3	Subcontracts and Assignments	47
10.4	Labor Disputes	50
10.5	Disadvantaged Business Enterprises	50
10.6	Subcontractor Certifications	50
10.7	Non-Interference with Operation of Airport	50
10.8	Radio Frequency Interference	51
10.9	Estoppel Certificate	52

ARTICLE 11: GENERAL CONDITIONS		53
11.1	Entire Agreement	53
11.2	Counterparts	53
11.3	Amendments	53
11.4	Severability	53
11.5	Covenants in Subcontracts	53
11.6	Governing Law	53
11.7	License Only	54
11.8	Notices	54
11.9	Successors and Assigns, No Third Party Beneficiaries	55
11.10	Subordination	55
11.11	Conflict	56
11.12	Waiver, Remedies	56
11.13	No Personal Liability	56
11.14	Joint and Several Liability	56
11.15	Survival	56
11.16	Time	56
11.17	Force Majeure	56
11.18	Captions and Article Numbers	57

EXHIBITS

A                         WCAS Design and Performance Requirements

Schedule 1             General Description of Components

Schedule 2             Acceptance Test

Schedule 3             Operation and Maintenance Requirements

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B                           Communications Services & Rates

C                           Licensed Premises

D                          Insurance Requirements

E                            Economic Disclosure Statement(s) and Affidavit(s)

F                            DBE Special Conditions

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LICENSE AGREEMENT
for
Wireless Communications Access System

THIS LICENSE AGREEMENT (“Agreement”) is made as of this 17th day of November, 2005 (“Commencement Date”) by and between the CITY OF CHICAGO, an Illinois municipal corporation (“City”), and CHICAGO CONCOURSE DEVELOPMENT GROUP, LLC, a Delaware limited liability company (“Licensee”).

For and in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Definitions. The following terms shall have the meanings specified in this Article, unless otherwise specifically provided. Other terms may be defined in other parts of the Agreement.

“Acceptance” means the Licensee’s demonstration to the satisfaction of the Commissioner that the Wireless Communications Access System (“WCAS”) complies with all of the requirements of this Agreement, including but not limited to those set forth in Exhibit A, and that it has successfully passed the Acceptance Test Plan set forth on Schedule 2 to Exhibit A.

“Affiliate” means any individual, corporation, partnership, trustee, administrator, executor or other legal entity that directly or indirectly owns or controls, or is owned or controlled by, or is under common ownership or control with Licensee.

“Agreement” means this agreement, together with the exhibits and all amendments supplemental to or modifying this agreement in accordance with its provisions.

“Airport” means Chicago O’Hare International Airport or Chicago Midway International Airport, as applicable.

“Antenna Sites” means the applicable interior and/or exterior portions of the Airport buildings that will be used by Licensee to locate the antenna components of the WCAS. The Antenna Sites are more specifically described in Exhibit C.

“Cable” means optical fibers, co-axial and/or copper wires to be used by Licensee to connect the Antenna Sites to the other elements of the WCAS. Cable may, to the extent set forth on Schedule 1 to Exhibit A, include certain optical fibers, co-axial and/or coppers wires owned by the City or third parties.

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“City Standards” means any generally applicable rules and regulations of the City for design and construction of all tenant improvements at the Airports.

“Communications Services” means those services that Licensee is authorized to conduct at the Airports under this Agreement. Communication Services are those services typically provided by WDS and WCN service providers in an airport environment, which services are described on Exhibit B. Licensee hereby represents and warrants that it is able to provide Communications Services and is authorized by federal, state and/or local laws, codes and regulations, as applicable, to provide such services. The rates charged by Licensee for Communications Services must be comparable to the rates charged for similar services at other large hub airports in the United States. The Licensee must notify the Commissioner 30 days in advance of any changes in rates.

“Date of Beneficial Occupancy” or “DBO” means the earlier of: (i) the date on which at least two (2) WCN service providers first use the WCAS (or any portion thereof) at either Airport to provide Communication Services to the public or (ii) the date ten (10) days after the date on which Acceptance is first achieved.

“Default Rate” means 18% per annum or the maximum interest rate permitted by law for this transaction in the State of Illinois, whichever is less.

“Environmental Laws” means any and all applicable Legal Requirements relating to the protection of human health and the environment.

“General Warranties” means the warranty and covenant by Licensee that: (i) Licensee is the sole owner of the WCAS, (ii) Licensee has the right to transfer the WCAS to the City upon expiration or earlier termination of this Agreement, (iii) WCAS is free from all liens and encumbrances, and (iv) that all Cables included within WCAS are properly labeled at each end, in each telecommunications/electrical closet and junction box, and otherwise as may be required by City regulations. The General Warranties shall be made as of the date and time the WCAS is transferred or passed to the City. In addition, Licensee shall, as part of the General Warranties, further assign and transfer (without the necessity of any payment) to the City any and all manufacturer and/or installer warranties related to the WCAS.

“Gross Revenues” means all revenues generated by the Licensee from the WCAS at the Airports, including but not limited to charges for Communications Services provided to passengers and Airport visitors, charges for business support services provided to Airport Tenants, and advertising fees. To the extent that an agreement between Licensee and a WDS or WCN service provider allows the service provider to defer payment of fees due to Licensee, Licensee may defer inclusion of those fees in Gross Revenues until paid. Gross Revenues does not include: capital contributions, loan proceeds, capital cost reimbursements, taxes separately stated and collected from users of Communications Services for remittance to taxing authorities; proceeds from the sale of personal property, revenues not arising at the Airports, or refunds or rebates extended to users of Communications Services. Licensee bears the risk of non-collection; uncollected revenues shall not be deducted Gross Revenues.

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“Hazardous Substance” means any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 172.101) or by the United States Environmental Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products and their derivatives, and such other substances, materials and wastes as are or become regulated or subject to cleanup authority by any jurisdiction under any Environmental Laws.

“Head-End Equipment Room” means the space identified in Exhibit C that will be utilized by the Licensee try locate the head-end components of the WCAS at each Airport.

“Interior Equipment Space” means the interior space located in utility closets and the like throughout the Airports that will be used by Licensee to locate components of the WCAS. The Interior Equipment Space is more particularly described on Exhibit C.

“Legal Requirements” means all federal, state, county, city or other local laws, statutes, ordinances, rules, regulations, orders and directives, whether now or hereafter in effect, which may be applicable to or have jurisdiction over the Airports, the WCAS, or Licensee’s Communications Services, including without limitations the regulations of the Federal Communications Commission (“FCC”), the Federal Aviation Administration (“FAA”) and the Transportation Security Administration “TSA”). Legal Requirements shall specifically include any and all rule and regulations, whether now or in the future adopted or amended, promulgated the City of Chicago on a non-discriminatory basis and applicable to the Airports, the licensed Premises, the WCAS or Licensee’s Communications Services.

“License” means the rights granted to Licensee under this Agreement to install, operate and maintain the WCAS in the Licensed Premises and to provide Communications Services using the WCAS.

“Licensed Premises” means those portions of the Airports that Licensee is authorized to use for installation, operation and maintenance of the WCAS, specifically including the Antenna Sites, the Head-End Equipment Room, the Interior Equipment Space and the Raceways. Licensed Premises are described more fully in Exhibit C.

“License Fees” means the amounts payable by Licensee for the License as set forth in Section 4.1.

“Lien” means any mortgage, lien, security interest, encumbrance, charge on, pledge of, conditional sale or other encumbrance on the Licensed Premises and any alteration, fixture, improvement or appurtenance thereto.

“material” or “materially”, with respect to any event or condition that would adversely impact use of the WCAS by Licensee, means an event or condition of sufficient severity that Licensee will be

CONFIDENTIAL TREATMENT REQUESTED

prevented as a result thereof from providing Communications Services to twenty percent (20%) or more of the Airport covered by the WCAS for a period of more than five (5) days.

“Minimum Annual Guarantee” or “MAG” means the minimum License Fees payable in a calendar year, as calculated in accordance with Section 4.1.

“Net Book Value of the WCAS” means the unamortized value of Licensee’s cost to construct the WCAS determined in accordance with the following rules:

(i)                       Only those direct costs expended by Licensee for design, construction, acquisition and/or installation of the WCAS and as set forth in the certified statement submitted to and approved by the City following Acceptance of the WCAS shall be eligible for reimbursement (the “eligible costs”). In no event, however, shall the eligible costs ever exceed $ 12 (twelve) million.

(ii)                    For each WCAS asset (or group of assets), the eligible cost of that asset (or group of assets) shall be amortized on a straight-line basis over the useful economic life of such asset (or group of assets), where such “useful economic life” shall in no instance exceed 10 years.

(iii)                 The Net Book Value of the WCAS shall be determined as of the date on which the termination of this Agreement is effective and shall be the sum of the unamortized portion of the eligible costs for all eligible assets.

“Network Standards” mean and refer to all protocols, methods, codes, and standards applicable to the operation of wired or wireless networks, as applicable to the WCAS and/or Communications Services, including any that may in the future be adopted or amended. Network Standards shall include, but not be limited to, IEEE 802.1, IEEE 802.3, IEEE 802.11 (including sub-sections such as 802.11 a, b, g, n, etc.), IETF STD 005 and ANS1/TIA/EIA 568/569.

“Post-Acceptance Warranties” means the warranty and covenant by Licensee that: (i) the WCAS is in good condition, in working order, in safe condition and (ii) the WCAS complies with all the performance requirements set forth in Exhibit A.

“Raceway” means vertical and/or horizontal risers, conduits, and cable trays in the Airport through which Licensee will place its Cable.

“Tenant” means any tenant, licensee, or occupant of the Airport conducting business under the terms of a separate lease, license agreement, or other occupancy agreement with the City.

“Term” shall have the meaning set forth in Article 3.

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“Wireless Cellular Network” or “WCN” shall refer to that portion of the WCAS that enables wireless paging, cellular telephony, radio and cellular data. The use of the term “Cellular” in connection with the WCN is solely for convenience and not intended to be defined, or otherwise limited, by any definition of the term “cellular” existing under Federal Communications Commissions rules or regulations.

“Wireless Communication Access System” or “WCAS” means the integrated system for providing clear, neutral-hosted, interference free radio frequency voice and data access at the Airports. The WCAS shall, through use of separate or shared components, include the Wireless Cellular Network and the Wireless Data System and any Alterations thereto. The WCAS consists of Cable, conduit, antenna, satellite dishes, junction boxes, cabinets, racks, hangers, pull boxes, grounding wires, and all related equipment as more specifically described for each Airport on Schedule 1 to Exhibit A. The description of the WCAS at each Airport set forth on Schedule 1 to Exhibit A shall be solely for purposes of identifying and generally describing the WCAS to be installed by Licensee and shall not limit Licensee’s obligation to provide a fully functioning WCAS capable of providing Communications Services. All aspects of the WCAS, regardless of whether or not reflected on Schedule 1 to Exhibit A shall be subject to review and approval of the City as more particularly set forth in ARTICLE 5. Furthermore, the description of any particular system or item of equipment shall not supersede or otherwise modify the requirement to provide a fully functional WCAS at each Airport. Title to WCAS will pass to the City upon expiration or earlier termination of this Agreement.

“Wireless Data System” or “WDS” means that portion of the WCAS that enables the use of wireless data communication devices employing 802. 1la, 802.1 lb, 802.1 lg, or other broadband wireless transport technologies and systems.

1.2 Interpretation and Conventions.

(A) The term “including” means “including, without limitation” unless the context clearly states otherwise.

(B) The term “person” includes firms, associations, partnerships, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(C) Any headings preceding the text of the articles and sections of this Agreement, and any table of contents or marginal notes appended to copies of this Agreement are solely for convenience of reference and do not constitute apart of this Agreement, nor do they affect its meaning, construction or effect.

(D) Words in the singular include the plural and vice versa. Words of the masculine, feminine or neuter gender include correlative words of the other genders. Wherever an article, section, subsection, paragraph, sentence, exhibit, appendix, or attachment is referred to, the reference is to this Agreement, unless the context clearly indicates otherwise.

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(E) Where the approval or consent of the City is required under this Agreement, unless expressly stated otherwise, it means approval or consent of the Commissioner or his authorized representative as the Commissioner may designate from time to time. Where the approval or consent of Licensee is required under this Agreement, it means the approval or consent of the Licensee’s authorized representative. To be binding on a party, all approvals or consents must be in writing and signed by the appropriate party.

ARTICLE 2: GRANT OF LICENSE; CONDITION AND USE OF PROPERTY

2.1 License. Subject to the provisions, covenants and agreements contained in this Agreement, the City hereby grants to Licensee: (i) License, with exclusivity only to the extent expressly provided in Section 2.2, to construct, install, maintain, and operate the WCAS and to provide Communications Services using the WCAS; (ii) a non-exclusive license, subject to the rights of the City and other Tenants, to use existing Raceways approved by the Commissioner in connection with Licensee’s construction, installation, maintenance, and operation of the WCAS; and (iii) a non-exclusive license to install, operate, and maintain Cable in the Licensed Premises as approved in accordance with this Agreement, and for no other purpose. Licensee understands and agrees that the City, in granting the License, is also relying on Licensee to provide Communications Services for the Airport, its Tenants and the public and that Licensee has an affirmative obligation, as part of the consideration for the City granting the License, to operate and maintain the WCAS so as to provide Communications Services, subject to demand for those Communication Services and participation by WDS and WCN service providers, in accordance with the performance requirements of this Agreement.

2.2 Exclusivity.

(A) The License granted by Section 2.1 is exclusive in the sense that, during the Term of this Agreement to the extent permitted by Federal Legal Requirements, the City will not enter into an agreement with any other entity to install, operate or maintain a WCAS in the terminals at either Airport or to provide in the terminals at either Airport the Communications Services being provided by Licensee under this Agreement. To the extent permitted by applicable Legal Requirements, the City will cooperate with Licensee to minimize Tenants’ (or third parties granted rights by Tenants) installation or continued use of equipment that will interfere or compete with Licensee’s Communications Services. The License granted by Section 2.1 shall otherwise be nonexclusive, and the City has the right to enter into such agreements with other parties as it deems necessary or desirable for any other telecommunications services at the Airports.

(B) Licensee shall install, operate and maintain the WCAS and provide Communications Services in the those areas of the Airports that are not leased or licensed to Tenants. Further, Licensee may install operate and maintain WCAS components and\or provide Communications Services in spaces leased or licensed to Tenants to the extent that the applicable lease or license does not prohibit

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the installation, operation and maintenance of Airport infrastructure in the Tenant’s space. Licensee must notify the Tenant at least three days in advance of entry into the Tenant’s space (or such longer period of time as may be required by the lease or license) and must conduct any installation or maintenance at a time that is reasonably convenient for the Tenant’s operations and in a manner that minimizes disruption of Tenant’s operations. IN THE event that a Tenant objects to the installation of WCAS components and\or the provision of Communications Services in the Tenant’s space, Licensee shall be responsible for addressing the Tenant’s objections in accordance with the terms of the lease or license and FCC Legal Requirements. The City will assist licensee in working with a Tenant, but the City shall have no obligation to resolve Licensee’s issues with Tenants on behalf of licensee.

(C) It is expressly agreed and understood that the Communications Services, in whole or in part, are subject to the Legal Requirements of the FCC and the FAA, and Licensee must comply with those Legal Requirements, including but not limited to any Legal Requirement that the WCAS and Communications Services must accommodate other parties’ use of radio frequencies at an Airport-Licensee must immediately make such adjustments in the WCAS or the Communications Services as necessary to comply with any notice or order from the FCC or other governmental agency having jurisdiction over such matters.

2.3 Condition of Licensed Premises. licensee is familiar with the physical condition of the Licensed Premises and accepts them in their present condition. Licensee may use the Licensed Premises for the loses set forth in Section 2.4 so long as such uses are in conformity with all Legal Requirements and City Standards affecting the Licensed Premises, and Licensee must not, by action or inaction, take or allow any action or thing which is contrary to any legal or insurable requirement or which constitutes a public or private nuisance or waste.

2.4 Use of Licensed Premises and Licensee Operating Obligations.

(A) Subject to and in accordance with all present and future Legal Requirements and City Standards, Licensee covenants and agrees that it shall use the Licensed Premises solely for purposes of providing Communications Services and for no other purpose or use.

(B) Licensee shall not use or occupy the Licensed Premises, permit the Licensed Premises or any part thereof to be used or occupied, nor do or permit anything to be done in or on the Licensed Premises, in whole or in part, in a manner which would in any way. (i) violate any present or future Legal Requirements or City Standards, or (ii) violate any of the covenants, agreements, provisions and conditions of this Agreement, or (iii) violate the certificate of occupancy then in force with respect thereto, or (iv) make it difficult for either the City or Licensee to obtain fire or other insurance required hereunder, or (v) constitute a public or private nuisance.

(C) No transformers, semiconductors or other electronic equipment containing polychlorinated biphenyls (PCBs) or other environmentally hazardous materials will either be used or stored in or around the Airport by Licensee or its agents, employees, guests, invitees, contractors, subcontractors or representatives.

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(D) Except for connections for WDS and WCN services providers in the Head-End Equipment Room, Licensee shall not suffer or permit any other entity to connect to the WCAS or to install offshoots or coupling thereto without 1he prior written consent of the City.

(E) Licensee shall not suffer or permit unauthorized employees, agents, contractors, subcontractors, or representatives with insufficient experience or expertise to enter the Airports or Licensed Premises to install, maintain, operate or remove the WCAS.

(F) Any signs or other advertising matter advising the public of the availability of Communications Services at the Airports are subject to the approval of the Commissioner in his sole discretion. Signs or other advertising matter installed or distributed without the Commissioner’s approval must be removed by Licensee immediately upon direction from the Commissioner.

(G) Licensee must assist the Department in creating and maintaining records which identify the quantity and termination points of any fiber cable owned or under control of the City and, upon request of the Commissioner, shall make recommendations for optimizing its use.

(H) Upon request by the Commissioner, Licensee shall assist the City from time to time in identifying sources of radio frequency at each Airport.

2.5 Utilities.

(A) The Licensed Premises are provided to Licensee “as is”, and the City shall have no obligation to install or provide any utilities to the Licensed Premises that are not already present therein, including without limitation electricity, lighting, and heating, ventilating and air conditioning (HVAC). Licensee shall furnish, install and maintain all power circuits and connections required for equipment and mechanical systems used in the WCAS and shall be responsible for extending, at its sole cost and expense, electrical service from the distribution points determined by the Commissioner. Licensee shall, at its sole cost and expense, furnish, install and maintain any additional lighting fixtures and wiring for general illumination of the Licensed Premises, with levels of illumination and wattage requirements subject to the approval of the Commissioner. Licensee shall, at its sole cost and expense, furnish, install and maintain any additional HVAC necessary for the WCAS.

(B) The City shall have the right to institute such reasonable generally applicable policies, programs and measures as may be necessary or desirable, in the City’s discretion, for the conservation and/or preservation of energy or energy related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

2.6 Utility Interruptions.

(A) The City shall have the right to shut down electrical energy to the Licensed Premises (or portions thereof) when necessitated by safety, repairs, alterations, connections, upgrades, relocations, reconnections, or for any other reason, with respect to the Airport’s electrical system

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(singularly or collectively, “Electrical Work”), regardless of whether the need for such Electrical Work arises in respect of the licensed Premises or elsewhere in the Airports. Whenever possible, the City will give licensee no less than five days prior written notice for such electricity shutdown. The City shall use all reasonable efforts not to shut down Licensee’s electrical energy for such Electrical Work during business hours unless such-Electrical Work shall be: (a) required because of an emergency, or (b) required by the electricity company servicing the Airports or by any governmental or quasi-government law, rule, code, directive, or order.

(B) Licensee further acknowledges that interruptions in utility services (including, without limitation, electrical service) are not uncommon in facilities such as the Airports, and Licensee acknowledges that it will, at its cost and expense, project any sensitive electronic equipment which may by used in the Licensed Premises from utility service interruptions through the use of backup power supplies, surge protectors, and other appropriate safety systems as Licensee deems reasonable and necessary. Licensee acknowledges that it has taken or will take all precautions it deems necessary to protect its equipment in, on and around the Airports, including the acquisition of insurance.

(C) The City shall not be liable to Licensee for any damages or losses (including, without limitation, indirect or consequential damages or attorneys’ fees) sustained to any of WCAS or otherwise caused by any utility service shut downs, interruptions or failures, nor shall the same constitute an eviction or disturbance of Licensee’s use or possession of the Licensed Premises or a breach of the City’s obligations hereunder. However, if any utility interruption is within the control of the City, the City shall use reasonable efforts to restore utility service to Licensee promptly. If such interruption or failure continues for more than ten days, then as Licensee’s sole and exclusive remedy, the License Fee shall equitably abate until utility service is resumed. Any such abatement shall be retroactive to the date of the utility outage and shall be limited to the abatement that Licensee must provide WDS and WCN service providers. Licensee must provide documentation to the Commissioner’s satisfaction evidencing such abatement

2.7 Right of Entry. The City has a right to enter the Licensed Premises at any and all reasonable times throughout the Term of this Agreement for any reasonable purpose, provided, that the City will not interfere unduly with Licensee’s operations; and further provided, that the City will (except in the event of an emergency) provide Licensee with reasonable advance notice. This right imposes no obligation on the City to make inspections to ascertain the condition of the Licensed Premises and imposes no liability upon the City for failure to make inspections.

2.8 Easements. The City hereby reserves such continuous access and utilities easements within or upon the Licensed Premises as may in the opinion of the Commissioner from time to time be desirable for the purpose of enabling the City to exercise any right or reservation or to perform any obligation contained in this Agreement or in connection with the City’s ownership or operation of the Airport. If the City exercises this reservation of easement in any manner that materially and negatively impacts Licensee, then Licensee shall so notify the City. Upon receipt of such notice, the City will take reasonable and appropriate action (viewed in light of the City’s priorities at the Airport) to permit Licensee to continue to conduct Communications Services from the Licensed Premises or to relocate

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the Licensed Premises subject to Section. 2.15(C). In the event the City is unable to resolve such negative impacts or find a reasonable alternative location within 90 days of receipt of Licensee’s notice, Licensee shall, as its sole remedy, have the right to terminate this License upon 180 days’ written notice to the City. In such event, the City shall pay Licensee the Net Book Value of the WCAS as of the effective date of termination but shall not be liable to Licensee for any other expenses or damages that Licensee may suffer as a result of such interference and premature termination of this License, including but not limited to any lost profits.

2.9 Possession. If the City is unable for any reason to deliver possession of the Licensed Premises, or any portion thereof, at the time of the commencement of the Term, the City shall not be liable for any damage caused thereby to Licensee, nor shall this Agreement thereby become void or voidable, but in such event Licensee shall be entitled to extend its Construction Schedule accordingly.

2.10 Licensee’s Maintenance Duties.

(A) Licensee must operate and maintain the WCAS in accordance with the requirements set forth in Schedule 3 to Exhibit A, including but not limited to the requirements for staffing set forth therein. Without limiting those requirements, Licensee shall, at its sole cost and expense, keep the licensed Premises (together with all equipment and installations therein), the WCAS and any Alterations to it in good order, reasonable wear and tear excepted. Licensee shall undertake all monitoring and maintenance and make all repairs and replacements, ordinary, as well as extraordinary, foreseen and unforeseen, which may be necessary or required so that at all times the Licensed Premises, the WCAS and any Alterations to any of them are in thorough good order, condition and repair.

(B) Licensee is responsible for repair and replacement of any Airport property damaged during Licensee’s repairs and/or maintenance of the WCAS.

(C) Licensee shall, at no cost or expense to the City, provide to the City such reports regarding the use, operation and maintenance of the WCAS as the City may reasonably request.

2.11 City’s Maintenance Duties.

(A) The City is responsible for repairs and maintenance to the roof, foundations, exterior walls or other structural elements of the Licensed Premises (collectively, “structural elements”). In the event that any repairs to the structural elements may be required as a result of damage caused by negligence of Licensee or its agents, employees, invitees or licensees, those repairs shall be at the sole cost and expense of Licensee. Otherwise, any repair and maintenance of the structural elements shall be at the City’s sole cost and expense. The City shall perform any such repair or maintenance work called to its attention by Licensee within a reasonable period of time after receipt of such notice by the City. The City shall give Licensee reasonable notice of any repair or maintenance work that the City undertakes of its own accord.

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(B) There shall be no abatement or reduction of any financial or other obligation of Licensee under this Agreement by reason of the City’s making repairs, alterations and/or improvements to the structural elements unless such activities result in a materially adverse impact on Licensee’s ability to provide Communications Services. In the event that Licensee can demonstrate to the Commissioner’s satisfaction that there is such a materially adverse impact, the payment of a pro rata portion of the then-current Minimum Annual Guarantee pursuant to Section 4.1(A)(2) shall be waived until such time that the condition giving rise to the materially adverse impact is corrected by the City, but Licensee shall continue to be responsible for payment of Fees pursuant to Section 4.1(A)(1).

2.12 Taxes.

(A) Licensee must timely pay, as and when due, any and all taxes, assessments and charges levied, assessed or imposed upon this Agreement, the Licensed Premises or Licensee’s business or upon Licensee’s personal property and all license fees, permit fees and charges of a similar nature for the conduct by Licensee of any business or undertaking in the Licensed Premises. Licensee must provide the Commissioner with copies of all notices relating to the taxes within 30 days after receipt and must provide the Commissioner with a receipt indicating payment of the taxes when due. Nothing in this Agreement precludes Licensee from contesting the amount of a charge or tax, including those taxes or charges enacted or promulgated by City, but Licensee shall not contest the applicability of any charge or tax to the Licensed Premises.

(B) The City will impose no taxes on Communication Services at the Airports except as may be generally applicable to such services provided elsewhere in the City of Chicago.

2.13 Liens. Licensee will not directly or indirectly create or permit to be created and/or to remain a Lien upon the licensed Premises caused by Licensee or its subcontractors. In the event any such Lien(s)have been created by or permitted by licensee in violation of this provision, Licensee shall immediately discharge as of record, by bond or as otherwise allowed by law, any such Lien(s). Licensee shall also defend (with counsel approved by the City), fully indemnify, and hold entirely free and harmless the City from any action, suit or proceeding that may be brought on or for the enforcement of such Lien(s).

2.14 Recording. Licensee covenants and agrees that licensee shall not record this Agreement or any memorandum thereof. This License does not grant Licensee any real property interest in the Licensed Premises.

2.15 Certain Rights Reserved By the City.

(A) Except as expressly provided otherwise in this Agreement, the City has the rights set forth below, each of which the City may exercise with notice to Licensee and without liability to Licensee for damage or injury to property, person or business on account of exercising them. The City’s exercise of any such rights is not deemed to constitute a breach of this Agreement or a disturbance of Licensee’s use or possession of or license to the Licensed Premises; does not give rise

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to any claim, including for set-off or abatement of License Fees; and does not relieve Licensee of any obligation to pay all License Fees when due. The rights include the right:

(i) To decorate or to make repairs, inspections, alterations, additions, or improvements, whether structural or otherwise, in and about the terminals, or any part of them, and for such purposes to enter upon the Licensed Premises, and during the continuance of any of the work, to temporarily close doors, entryways, public space and corridors in the terminals, and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Licensee’s obligations under this Agreement, so long as the Licensed Premises is reasonably accessible and usable; provided, however, the City shall not, except in the event of an emergency endangering persons or property at the Airport, enter into the Head End Equipment Room without either the presence of a representative of Licensee or a written waiver of such presence;

(ii) To require Licensee to furnish the City door keys for the entry doors of the Licensed Premises, where applicable, and to retain them at all times, and to use in appropriate instances, keys, including master keys and passkeys, to all doors within and into the licensed Premises, but the keys must at all times be kept under adequate and appropriate security by the Commissioner. Licensee must purchase only from the City additional duplicate keys as required, and must not change any locks, nor affix locks on doors without the prior written consent of the Commissioner. Notwithstanding the provisions for the City’s access to the Licensed Premises, Licensee releases the City from, all responsibility arising out of theft, robbery, pilferage and personal assault unless the same results from the City’s gross negligence or willful misconduct. Upon the expiration of the Term of this Agreement or Licensee’s right to possession of the Licensed Premises, Licensee must return all keys to the Commissioner and must disclose to the Commissioner the combination of any safes, cabinets or vaults left in the Licensed Premises;

(iii) To approve the weight, size and location of heavy equipment and articles in and about the Licensed Premises and the terminals so as not to exceed the legal load per square foot designated by the structural engineers for the Airport, and to require all such items and furniture and similar items to be moved into or out of the terminals and the Licensed Premises only at the times and in the manner as the Commissioner directs in writing. Licensee must not install or operate machinery or any mechanical devices of a nature not directly related to Licensee’s ordinary use of the Licensed Premises without the prior written consent of the Commissioner. Movements of Licensee’s property into or out of the terminals or the Licensed Premises and within the terminals are entirely at the risk and responsibility of Licensee, and the Commissioner reserves the right to require permits before allowing any property to be moved into or out of the terminals or the licensed Premises;

(iv) To establish controls for the purpose of regulating all property and packages, both personal and  otherwise, to be moved into or out of the terminals and the Licensed Premises;

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(v) To regulate delivery and service of supplies and the usage of the apron area, loading docks, receiving areas and freight elevators and to designate the times within which, and the locations at which, deliveries may be made to or by Licensee;

(vi) To show the Licensed Premises to prospective licensees and sublicensees at reasonable times and, if vacated or abandoned, to prepare the licensed Premises for re-occupancy;

(vii) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances to them, in and through the Licensed Premises at reasonable locations; provided that they do not unreasonably interfere with operation and maintenance of the WCAS;

(viii) To enter the Licensed Premises for the purpose of periodic inspection for fire protection, maintenance and compliance with the terms of this Agreement and to exercise any rights granted to it in this Agreement; except in the case of emergency, however, the right must be exercised upon reasonable prior notice to Licensee and with an opportunity for Licensee to have an employee or agent present;

(ix) To grant to any person the right to conduct any business or render any service in or to the terminals or the Airport, except to the extent that it conflicts with any exclusive right granted herein.

(B) If Licensee is required to perform any sprinkler work, City reserves the right to perform the work and charge the Licensee for the cost of the work or to approve Licensee’s proposed sprinkler contractor, at the City’s sole option.

(C) In the event that the city undertakes improvements at the Airports that requite relocation of WCAS components, upon sixty (60) days prior notice from the City, Licensee shall relocate all or any part of the WCAS (including, without limitation, the Head-End Equipment Room) at Licensee’s sole cost and expense to any reasonable alternative location designated by the City and concurrently available. The Licensee is authorized to offset the reasonable costs and expenses resulting from such relocation against License Fees due to the City under this Agreement in equal monthly amortization over the twelve months following the relocation.

ARTICLE 3: TERM

3.1  Term. The Term of this Agreement shall commence on the Commencement Date and shall expire on December 31,2015, unless sooner terminated or extended to a later date under the provisions of this Agreement. The License is revocable in accordance with the terms of this Agreement and, in any event; shall be automatically revoked upon the termination or expiration of this Agreement.

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3.2 Extensions.

(A) Provided that the Licensee is not declared in default of this Agreement as of the date of expiration of the Term, the Term of this Agreement shall automatically be renewed for an additional three-year period (“First Extension Period”) unless either party submits to the other party notice at least twelve, but not more than fifteen, months prior to expiration of the Term that it does not desire to extend the Term.

(B) Provided that the Licensee is not declared in default of this Agreement as of the date of expiration of the First Extension Period, the Term of this Agreement shall automatically be renewed for an additional three-year period (“Second Extension Period”) unless either party submits to the other party notice at least twelve, but not more than fifteen, months prior to expiration of the First Extension Period that it does not desire to extend the Term.

3.3 Holdover. In the event of continued occupancy by Licensed Premises without the written consent of the Commissioner of all or a portion of the Licensed Premises after expiration or termination of this Agreement, the holding over constitutes a license from month to month on the same terms and conditions as this Agreement, including payment of License Fees, until terminated by the Commissioner upon not less than 30 days prior written notice. If Licensee continues to hold over after receipt of such written notice, Licensee must pay License Fees for the entire holdover following the termination date under the notice, at double the rates of the License Fees. No occupancy of the Licensed Premises by Licensee after the expiration or other termination of this Agreement extends the Term of this Agreement. Also, in the event of any unauthorized and willful occupancy after expiration or termination of this Agreement, Licensee must indemnify the City against all damages arising out of the retention of occupancy, and all insurance policies and letters of credit required to be obtained and maintained by Licensee as set forth in this Agreement must continue in effect.

3.4 Termination Due to Change in Airport Operations. This Agreement is subject to termination by either party on 60 days’ written notice (unless the action resulting in termination requires fewer days’ notice) in the event of any action by the FAA or any other governmental entity or the issuance by any court of competent jurisdiction of an injunction preventing or restraining the use of either the terminals or the entire Airport that renders performance by either party impossible, and which action or injunction remains in force and is not stayed by way of appeal or otherwise, for a period of at least 90 days, so long as the action or injunction does not result from any default of Licensee. If the City is me governmental entity, then the City will pay Licensee the Net Book Value of the WCAS; otherwise no money or other consideration is payable by the City to Licensee.

3.5 Termination Due to Eminent Domain. If the entirety of the Terminals or a substantial part of it, including the entire Licensed Premises, is taken, the Term of this Agreement will end upon the earlier of the date when possession is required by the condemning authority or the effective date of the taking. If any eminent domain proceeding is instituted in which it is sought to take any part of the Airport or the terminals, the taking of which would, in the good faith judgment of the Commissioner or Licensee, render it impractical or undesirable to conduct Licensee’s operations on the remaining portion of the Licensed Premises for the intended purposes, the Commissioner and Licensee will each have the right to terminate this Agreement upon not less than 90 days’ written notice

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to the other before the date of termination designated in the notice. In the event of termination of this Agreement under either of the preceding sentences, all license Fees accrued prior to the termination date are payable to the date of termination. If the City is the condemning authority, then City will pay Licensee the Net Book Value of the WCAS; otherwise no money or other consideration is payable by the City to Licensee.

3.6 Reinstatement.

(A) If this Agreement is terminated early pursuant to Section 3.4 (Change in Airport Operations) or Section 3.5.(Eminent Domain), or if it is terminated early pursuant to Section 5.11 (Casualty) because an Airport or a portion thereof is damaged, and within three (3) years of the date of such early termination the area or areas affected by such change, eminent domain proceeding or casualty are restored or rebuilt or otherwise are again available for WCAS operations, the City agrees that either the City or Licensee may cause this Agreement to be reinstated on substantially the same terms and conditions as existed at the time of the early termination (subject to a corresponding extension of the Term to take into account the period lost on account of the early termination) and Licensee shall return to City any amounts paid to Licensee due to the early termination.

(B) If at any time Airport or a portion thereof is damaged such that Licensee is unable to operate the WCAS in such damaged area and (i) this Agreement is not terminated for casualty pursuant to Section 5.11, (ii) Licensee is not given relocation space pursuant to Section 2.15(C), and (iii) at any time within three (3) years of the date of such damaged area is restored or rebuilt or otherwise is again suitable for WCAS operations, the City agrees that the City will make the area again available to Licensee.

ARTICLE 4: FEES

4.1 License Fees.

(A) The License Fees payable to the City each month are the greater of:

[*]

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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[*]

(B) The License Fees will be allocated between O’Hare and Midway in proportion to the Gross Revenues at each Airport for the prior calendar year, except that for the 1st year, the License Fees will be allocated in proportion to the number of enplaned passengers at each Airport in prior calendar year.

*	CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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4.2 Payment of License Fees. Commencing with the Date of Beneficial Occupancy and for the remainder of the Term and any extension period, Licensee shall pay to the City the License Fees due for each month no later than the last day of the next following month. Payment shall be made without any prior demand and without any abatement, deduction or setoff whatsoever, except as expressly provided otherwise in Section 2.6(C) and Section 2.15(C). Any and all payments due to the City by Licensee shall be remitted to the following address: City of Chicago, Department of Finance, Enterprise Funds, 333 South State Street, Fourth Floor, Chicago, Illinois, or at such other place as the City may direct in writing. Payments must be made separately for each Airport and must clearly indicate the Airport for which payment is being made.

4.3 Late Payment. If any payment of whatever kind or nature is not received by the City within ten (10) days of when due, Licensee shall pay to the City a late payment charge equal to five percent (5%) of the amount of such delinquent payment in addition to the installment then owing, regardless of whether or not a Notice of Default has been given by the City. In addition, if such delinquent payment and late charge are not received within fifteen (15) days of when such delinquent payment was originally due, Licensee shall further pay interest on such delinquent payment and late charge thereafter at the Default Rate. The City and Licensee recognize that the damages that the City will suffer as a result of Licensee’s failure to timely pay are difficult or impracticable to ascertain, and agree that said interest and late charge are a reasonable approximation of the damages that the City will suffer in the event of Licensee’s late payment. This provision shall not relieve Licensee from payment at the time and in the manner herein specified. Acceptance by the City of any such interest and late charge shall not constitute a waiver of Licensee’s default with respect to said overdue amount, nor shall it prevent the City from exercising any other rights or remedies available to the City.

4.4 Reports. Licensee must furnish to the Commissioner on or before the l5th day of each month a complete statement, certified by Licensee, of the amounts of Gross Revenues at each Airport during the preceding month. Licensee must also furnish to the Commissioner on or before the 60th day following the end of each License Year, or from time to time as required by the Commissioner, an operations statement for the WCAS at each Airport. Licensee will furnish to the Commissioner monthly sales reports, if requested, breaking down all sales and Gross Revenues by nature of the Communications Services being provided. If so requested, Licensee with provide Commissioner with statistical information regarding the number and type of transactions, in the form specified by the Commissioner. Licensee also must furnish to Commissioner no later than April l5th of each year, and within 120 days after the expiration or termination of this Agreement, a complete statement of Gross Revenues certified by an independent certified public accountant engaged by Licensee, showing in all reasonable detail the amount of Gross Revenues made by Licensee in, on or from the WCAS during the preceding year. In addition, Licensee shall make available for inspection copies of all returns and other information filed with respect to Illinois sales and use taxes as well as such other reasonable financial and statistical reports as the Commissioner may, from time to time, require by written notice to Licensee. The annual statement must include a breakdown of Gross Revenues on a month by month basis and an opinion of an independent certified public accountant that must include the following language, or language of similar purport.

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“We, a firm of independent certified public accountants, have examined the accompanying statement reported to the City of Chicago by [                  ] for the year ended                      relating to its operations at            Airport pursuant to an Agreement dated                       ,           . Our examination was made in accordance with generally accepted accounting principles and, accordingly, includes such tests of the accounting records and such other procedures as we considered necessary in the circumstances.

In our opinion, the accompanying statement showing gross revenues of $                     presents accurately the amount of Gross Revenues, as defined in the Agreement, for the year ended             .”

Any reports and statements prepared specifically for the City must be prepared in a format approved by the Commissioner and must, among other things, provide a breakdown of the Gross Revenues by type of service rendered and an analysis of all License Fees due and payable to the City with respect to the period in question. If Licensee fails to timely furnish to the Commissioner any monthly or annual statement required under this Agreement or if the independent certified public accountant’s opinion is qualified or conditioned in any manner, the Commissioner has the right (but is not obligated) without notice, to conduct an audit of Licensee’s books and records and to prepare the statements at Licensee’s expense. Licensee must also provide the Commissioner with such other financial or statistical reports and information concerning the WCAS or any part thereof, in the form as may be reasonably required from time to time by the Commissioner.

4.5 Books, Records and Audits.

(A) Except as provided below, Licensee must prepare and maintain at its office in Chicago full, complete and proper books, records and accounts in accordance with generally accepted accounting procedures relating to and setting forth the Gross Revenues, both for cash and on credit, and must require and cause its operations personnel to prepare and keep books, source documents, records and accounts sufficient to substantiate those kept by Licensee. The books and source documents to be kept by Licensee must include true copies of all federal, state and local tax returns and reports, records of inventories and receipts of merchandise, daily receipts from all sales and other pertinent original sales records and records of any other transactions by Licensee relating to the WCAS. Information must include: detailed original records of any exclusions or deductions from Gross Revenues, sales tax records, and such other sales records, if any, that would normally be examined by an independent accountant under accepted auditing standards in performing an audit of Licensee’s Gross Revenues.

(B) The books, records and accounts, including any sales tax reports that Licensee may be required to furnish to any government or governmental agency, must at all reasonable times be open to the inspection (including the making of copies or extracts) of the Commissioner, the Commissioner’s auditor or other authorized representative or agent for a period of at least 3 years after the expiration of each calendar year falling wholly or in part within the Term.

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(C) The acceptance by the City of payments of any License Fee is without prejudice to the Commissioner’s right to conduct an examination of the Licensee’s books and records relating to Gross Revenues in order to verify the amount of Gross Revenues made by Licensee in and from each Airport.

(D) After providing Licensee at least 3 days’ prior oral or written notice, the Commissioner may inspect the books and records of Licensee. Further, at his option, the Commissioner may at any reasonable time, upon no less than 10 days prior written notice to licensee, cause a complete audit to be made of licensee’s entire records relating to the WCAS at an Airport for the period covered by any statement issued by Licensee as above set forth. If the audit discloses that licensee’s statement of Gross Revenues is understated to the extent of:

(i) 3% or more, Licensee must promptly pay the City the cost of the audit in addition to the deficiency (and any interest on the deficiency), which deficiency is payable in any event; and if.

(ii) 5% or more, an Event of Default is considered to have occurred, and in addition to all other remedies available under this Agreement, at law, or in equity, the Commissioner has the right to terminate this Agreement immediately upon giving notice to Licensee, without any opportunity for Licensee to cure. In addition to the foregoing, and in addition to all other remedies available to the City, if Licensee or the City’s auditor schedules a date for an audit of Licensee’s records and Licensee fails to be available or otherwise fails to comply with the reasonable requirements for the audit, Licensee must pay all reasonable costs and expenses associated with the scheduled audit.

4.6 Security Deposit.

(A) Licensee shall, upon execution of this Agreement, obtain and deliver to the City an irrevocable stand-by letter of credit or cash deposit in the an amount of $100,000 (hereinafter referred to as “Security Deposit”), to secure Licensee’s full performance of this Agreement, including the payment of all fees and other amounts now or hereafter payable to the City hereunder. If Security Deposit is a letter of credit, the form of the letter of credit is subject to the City’s approval. The Security Deposit shall remain in place at all times throughout the full term of this Agreement and throughout any holdover period. No interest shall be paid on the Security Deposit and the City shall not be required to keep the Security Deposit separate from its other accounts. No trust relationship is created with respect to the Security Deposit.

(B) The Security Deposit is a part of the consideration for execution of this Agreement. If Licensee fully performs all terms and conditions of this Agreement, any cash Security Deposit shall be paid to Licensee within thirty (30) days following the termination (or expiration) date without interest; otherwise the City shall in addition to any and all other rights and remedies available under this Agreement or at law or equity, offset any costs, damages or losses arising from this Agreement against the Security Deposit before returning the balance, if any, to Licensee.

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(C) The City may apply all or part of the Security Deposit to unpaid fees or any other unpaid sum due hereunder, or to cure other defaults of Licensee. If the City uses any part of the Security Deposit during the Term of this Agreement, Licensee shall restore the Security Deposit to a balance of $ 100,000 within fifteen (15) days after the receipt of the City’s written request to do so. In the event that the Security Deposit is in the form of a letter of credit requiring periodic renewal, Licensee shall provide evidence of the renewal of the Security Deposit not later than forty five (45) days prior to the date on which the Security Deposit would otherwise expire. The retention or application of such Security Deposit by the City pursuant to this Section does not constitute a limitation on or waiver of the City’s right to seek further remedy under law or equity.

ARTICLE 5: CONSTRUCTION, OPERATION AND OWNERSHIP OF THE WCAS

5.1 Design and Construction of the WCAS. Licensee shall design, construct, install, operate and maintain the WCAS in accordance with all of the following requirements:

(A) Except as specifically approved by the City in writing, the WCAS must comply with the design and performance requirements of Exhibit A, and must meet the requirements for Acceptance by the City as set forth in Schedule 2 to Exhibit A.

(B) Licensee shall coordinate all of its obligations set forth in this ARTICLE 5 with a City project manager to be identified by the City.

(C) The WCAS shall be designed, constructed and installed in good and workmanlike manner and in accordance with the terms of this Agreement, with all Legal Requirements, with the City Standards, with all Network Standards, with the Acceptance requirements, and with the requirements of any applicable insurance rating organization.

(D) Before any construction or installation of the WCAS is commenced in, on or about the Airport, and before any portion of the WCAS has been delivered to the Airport by Licensee or under Licensee’s authority, Licensee shall develop plans and specifications for the WCAS in full conformance with the terms of this Agreement. The plans and specifications shall be prepared by a duly qualified architect and/or engineer licensed in the State of Illinois. Licensee shall, in cooperation with the City, develop the plans and specifications to minimize, to the extent reasonably practicable, the amount of asbestos abatement required for the construction and installation of the WCAS. Asbestos abatement will be performed by the City in accordance with the Airport’s asbestos abatement program.

(E) Licensee shall obtain all necessary permits, including any discretionary permits, necessary for the completion and/or operation of the WCAS. In the event the City is required or has obtained any of the necessary permits, Licensee will reimburse the City for any permit fees and associated costs in obtaining said permits. Licensee shall complete 100% of its WCAS design and apply for all necessary permits no later than 90 days after the Commencement Date. No work may commence until the necessary permits have been obtained.

CONFIDENTIAL TREATMENT REQUESTED

(F) The WCAS shall be constructed erected and installed wholly within the Licensed Premises.

(G) Any contract between Licensee and a general contractor constricting and installing the WCAS shall give the City the right but not the obligation to assume Licensee’s obligations and rights under that contract if Licensee should default. The general contractor must be licensed by the City of Chicago in accordance with the Municipal Code and must meet all other applicable Legal Requirements.

(H) Licensee, at its own cost and expense, must provide for the handling of all refuse, including trash, garbage, and other waste created by the construction and installation of the WCAS and for their disposal at a centrally located dump site within the Airport designated by the Commissioner. Piling of boxes, cartons, or other similar items in an unsightly or unsafe manner on or about Airport property is forbidden.

5.2 Construction Schedule. Licensee shall, as part of its design submittal process, develop a detailed construction schedule (“Construction Schedule”) for the construction and installation of the WCAS, which Construction Schedule is subject to the approval of the Commissioner. The City will assist Licensee in coordinating the Construction Schedule with the City’s construction schedule at the Airports. Except as necessary to integrate with the City’s construction schedules at the Airports, the Construction Schedule shall:

(A) Provide for commencement of construction at each Airport no later than thirty (30) days following the later of completion of WCAS design and permitting and City approval of plans format Airport;

(B) Provide for a maximum construction period of two hundred seventy (270) days from commencement of construction to Acceptance; and

(C) Specifically highlight the critical path, note all linkages between elements and/or work to be performed by others and identity all major milestones in the construction of the WCAS.

5.3 Performance Bond. Licensee shall deliver to the City a payment and performance bond in the full amount of any construction contract for WCAS, running to the City and conditioned on the -completion of the WCAS installation in accordance with the approved plans and specifications and the provisions of this Agreement, free and clear of all mechanics’ or other liens and free and clear of all financing statements under the Uniform Commercial Code. This bond shall be in a form acceptable to the Commissioner and issued by a surety company licensed to do business in the State of Illinois and listed on US Treasury Circular 570 as having sufficient bonding capacity for the project.

5.4 Diligent Prosecution of Construction. After construction and installation is commenced, it shall be prosecuted diligently, in accordance with the approved plans and specifications

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and the Construction Schedule, in good and workmanlike manner and in compliance with this Agreement, so as to achieve Acceptance within the time specified.

5.5 Supplemental Submittals. Within thirty days after Acceptance of the WCAS, Licensee shall deliver to the City full and complete documentation relating to the WCAS, including (but not limited to) the following:

(A) A certified statement (in such detail as reasonably requested by the City and subject to verification, audit and approval by the City) specifying the total costs (including architectural, engineering and permitting costs) of all WCAS improvements.

(B) WCAS equipment inventory list;

(C) Equipment operating and maintenance manuals;

(D) “As built” drawings of the WCAS depicting the exact location of all system components in both hard copy and machine readable format in full conformance with the City’s CAD standards;

(E) A complete cable record in conformance with the Airport’s cable management system;

(F) Copies of all FCC licenses granted to Licensee; and

(G) “As installed” and operating frequency allocation table for licensed and unlicensed frequencies used by the WCAS.

This documentation shall be updated after any change and/or Alteration to the WCAS and as reasonably required by the City.

5.6 No Interference with City Operations. Notwithstanding anything to the contrary hereof, construction and installation of the WCAS by Licensee shall be done in such a manner so as not to interfere with the operation of the Airports or the business of the City or any of its Tenants, and in completing such construction, Licensee will not store construction equipment or materials on City property other than as approved by the Commissioner. To the extent necessary, Licensee shall enclose the construction area in a manner acceptable to the Commissioner to prevent, among other things, debris from entering onto any adjoining property.

5.7 Compliance with Deadlines. This Agreement and the City’s obligations hereunder are expressly conditioned upon Licensee’s strict compliance with all of the time limits set forth in Section 5.2 and the Construction Schedule. In the event Licensee fails to comply with the deadlines set forth in Section 5.2 of this Agreement and/or the Construction Schedule other than as a result of force majeure, Licensee acknowledges that the breach of its agreement to construct the WCAS on a timely basis will result in damages to the City because of (among other things) the failure to improve the

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Property in accordance with this ARTICLE 5 and because of the absence of Communications Services, Licensee further recognizes that the dollar amount of the damages to which the City would be entitled on the breach by Licensee of its agreement to construct the WCAS on a timely basis is difficult to ascertain because of the reasons and circumstances mentioned above. Consequently, it is agreed that if Licensee fails to complete the construction and installation of the WCAS and achieve Acceptance of the WCAS by the date established in the Construction Schedule other than as a result of force majeure, Licensee shall pay to the City the sum of $1,000 per day each day beyond the date set forth in the Construction Schedule that the completion and Acceptance of the WCAS is delayed.

5.8 Continuous Operation, Liquidated Damages.

(A) The Airports operate 24-hour per day and the Licensee must provide Communications Services in accordance with the requirements of Exhibit A. Except as otherwise permitted under this Agreement, if Licensee fails to operate the WCAS during all times required by Exhibit A following Acceptance and the failure continues for more than amount of time permitted by Exhibit A after the City gives Licensee notice, it is an Event of Default. If such an Event of Default occurs, in addition to any other remedies under this Agreement, the Commissioner is authorized to exercise the remedies available under ARTICLE 9.

(B) Licensee further acknowledges that failure on its part to comply with the provisions of this Agreement would cause the City substantial damages, a portion of which may be ascertainable but another portion of which, related to loss of services to visitors to the Airports and loss of good will as a result of interference with the delivery of the Communications Services, the provision of which is one of the key purposes of this Agreement, might be difficult or impossible to prove or quantify. Accordingly, (i) if any portion of the Communications Services are not being provided in accordance with this Agreement, and (ii) if the Licensee fails to correct the problem within 24 hours following notice from the Commissioner, then, in addition to all other remedies that the Commissioner may have under this Agreement, at law or in equity, Licensee must pay the City as liquidated damages and not as a penalty in connection with the loss of good will the lesser of: (i) $150 per hour; or (ii) $3,000 per day each such Communications Services are not being provided.

5.9 Alterations.

(A) After completion and Acceptance of the initial improvements for WCAS, Licensee may, with the City’s advance written consent, make such alterations, additions, substitutions or improvements to the WCAS, as may reasonably be necessary or desirable (collectively referred to as “Alterations”) provided that the WCAS continues to perform as required by the Agreement. In addition, licensee agrees to undertake such Alterations as may be deemed by the Commissioner to be necessary or desirable to ensure that the WCAS performs, at all times during the Term, in accordances with then-current generally available industry standards. Licensee shall meet with the Commissioner bi-annually to discuss such generally available industry standards and potential Alterations.

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(B) All Alterations shall be done at Licensee’s sole cost and expense and at such times and in such manner as the City may from time to time designate. Any Alteration shall be of high quality, shall be constructed in good and workmanlike manner and shall otherwise be in full and complete accordance with all Legal Requirements. Except as otherwise specifically provided in this Agreement, Licensee shall obtain all necessary permits for any Alteration. In the event the City is required or has obtained any of the necessary permits, licensee will reimburse the City for any permit fees and associated costs in obtaining said permits. Within thirty days of completion of any Alteration or improvement, Licensee shall deliver supplemental documentation such Alterations as required by Section 5.5 for the initial improvements.

5.10 Ownership of WCAS. At all times (including during design, construction and installation) while this Agreement is in force, title to the WCAS shall belong solely to the Licensee. Upon expiration or earlier termination of this Agreement, title to the WCAS assets then situated at the Airports shall pass to the City, without payment therefor (provided that, in the event of early termination other than for Licensee’s default, the City has paid Licensee the Net Book Value of the WCAS), and Licensee shall have no further rights therein; provided, however, that the Commissioner may, in his sole discretion, determine-that the WCAS assets, or a portion thereof, are no longer desired by the City and reject title transfer by written notice to Licensee no later than 10 days after the expiration or earlier termination of this Agreement, in which event Licensee shall be responsible for removing from the Airports those WCAS assets rejected by the Commissioner. If the Commissioner does not reject title transfer of WCAS assets, licensee shall, upon expiration or earlier termination of this Agreement, transfer and assign to the City, without payment therefor, any site-specific permits and/or licenses necessary for the operation of the WCAS and any manufacturers’ warranties for WCAS. This Section shall survive expiration or earlier termination of the Agreement.

5.11 Damage to WCAS. If the WCAS is damaged, in whole or in part, by fire or casualty, but such damage is not material, then Licensee must repair the damage to the WCAS as soon as reasonably possible. If available insurance proceeds are not sufficient to cover the cost of the repair, then Licensee is liable to complete fee repairs at its own cost and expense. If the WCAS is materially damaged, licensee may, at its option, either repair the damage at Licensee’s expense or terminate this Agreement with 180 days’ notice. In the event of such termination, no payment is due from City to Licensee, and Licensee shall, if so directed by the Commissioner, remove the damaged portion of the WCAS improvements at Licensee’s sole cost and expense. In no event will the City be obligated to repair, alter, replace, restore, or rebuild any damaged improvements, or any portion of them, nor to pay any of the costs or expenses of them.

ARTICLE 6: INDEMNITY AND INSURANCE

6.1 Indemnity.

(A) Except where this indemnity clause would be found to be inoperative or unenforceable under the Construction Contract Indemnification for Negligence Act, 740 ILCS 35/0.01 et seq. (“Anti-Indemnity Act”), Licensee must defend, indemnify, keep and hold harmless the City, its officers,

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representatives, elected and appointed officials, agents and employees, from and against any and all Losses.

(B) “Losses” means, individually and collectively, liabilities of every kind, including losses, damages, and reasonable costs, payments and expenses (such as, but not limited to, court costs and reasonable attorneys’ fees and disbursements), claims, demands, actions, suits, proceedings, judgments or settlements, any or all of which in any way arise out of or relate to any acts or omissions, negligent or not, of Licensee, its employees, agents, sublicensees, and Subcontractors, and not caused by the City’s own negligence or misconduct.

(C) At the City Corporation Counsel’s option, Licensee must defend all suits brought upon all such Losses and must pay all costs and expenses incidental to them, but the City has the right, at its option, to participate, at its own cost, in the defense of any suit, without relieving Licensee of any of its obligations under this Agreement. No settlement must be made without the prior written consent of the City Corporation Counsel to it, if the settlement requires any action on the part of the City or in anyway involving an Airport.

(D) To the extent permissible by law, Licensee waives any limits to the amount of its obligations to indemnify, defend or contribute to any sums due under any Losses, including any claim by any employee of Licensee that may be subject to the Workers’ Compensation Act, 820 ILCS 305/1 et seq or any other related law or judicial decision (such as, Kotech v. Cyclops Welding Corporation, 146 III. 2d 155 (1991)). The waiver, however, does not require Licensee to indemnify the City for its own negligence to the extent doing so would violate the Anti-Indemnity Act. The City, however, does not waive any limitations it may have on its liability under, the Worker’s Compensation Act or under the Illinois Pension Code.

(E) The indemnities contained in this section survive expiration or termination of this Agreement, for matters occurring or arising during the Term of this Agreement or as the result of or during the holding over of Licensee beyond the Term. Licensee acknowledges that the requirements set forth in this section to indemnify, keep and save harmless and defend the City are apart from and not limited by the licensee’s duties under this Agreement, including the insurance and Security requirements.

6.2 Insurance. Licensee must, at its sole expense, procure and maintain at all times during the Term of this Agreement, and during any time period following expiration or termination of this Agreement during which Licensee is holding over or Licensee is required to return to the Licensed Premises for any reason whatsoever, the types of insurance specified in Exhibit D. Licensee must further comply with any other obligations and requirements relating to insurance as may be set forth in Exhibit D.

ARTICLE 7: COMPLIANCE WITH ALL LAWS

7.1 Compliance with All Laws. Throughout the Term, licensee shall, at its own cost and expense, promptly and diligently observe and comply with all Legal Requirements, including without

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limitation (i) those rules and regulations pertaining to the Airports promulgated from time to time by the City for the general safety and convenience of the City, its various Tenants, invitees, licensees and the general public and (ii) those relating to environmental matters, whether or not such compliance requires major repairs, changes or alterations to WCAS in and about the Licensed Premises, or interfere with the use and enjoyment of the Licensed Premises or any part thereof, and whether or not the same now are in force or at any time in the future may be passed, enacted, or directed. Provisions required by law, ordinances, rules, regulations, or executive orders to be inserted in this Agreement are deemed inserted in this Agreement whether or not they appear in this Agreement or, upon application by either party, this Agreement will be amended to make the insertion; however, in no event will the failure to insert the provisions before or after this Agreement is signed prevent its enforcement. Without limiting the foregoing, Licensee covenants that it will comply with all laws, including but not limited to the following

7.2 City Resident Construction Worker Employment Requirement

(A) In connection with and during the construction and installation of the WCAS, Licensee and its Subcontractors must comply with the provisions of § 2-92-330 of the Municipal Code of the City of Chicago (“Municipal Code”), as amended from time to time concerning the minimum percentage of total construction worker hours performed by actual residents of the City. (At least 50% of the total construction worker hours worked by persons on the site of the work must be performed by actual residents of the City Licensee may request a reduction or waiver of this minimum percentage level of Chicagoans in accordance with standards and procedures developed by the Chief Procurement Officer of the City.) In addition to complying with this percentage, Licensee and its Subcontractors are required to make good faith efforts to utilize qualified residents of the City in both unskilled and skilled labor positions. “Actual residents of the City” means persons domiciled within the City. The domicile is an individual’s one and only true, fixed and permanent home and principal establishment. Licensee and each Subcontractor (for purposes of this subsection, “Employer”) must provide for the maintenance of adequate employee residency records to ensure that actual Chicago residents are employed. Each Employer will maintain copies of personal documents supportive of every Chicago employee’s actual record of residence.

(B) Weekly certified pay roll reports (U.S. Department of Labour Form WH-347 or equivalent) must be submitted to the Commissioner in triplicate and must identify clearly the actual residence of every employee on each submitted certified payroll. The first time that an employee’s name appears on a payroll the date that the Employer hired the employee should be written in after the employee’s name.

(C) Each Employer must provide full access to its employment records to the Chief Procurement Officer, the Commissioner, the Superintendent of the Chicago Police Department, the Inspector General or any duly authorized representative of any of them. Each Employer must maintain all relevant personnel data and records for a period of at least 3 years after final acceptance of the work. At the direction of the Commissioner, affidavits and other supporting documentation may be required of each Employer to verify or clarify an employee’s actual address when doubt or lack of clarity has arisen.

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(D) Good faith efforts on the part of each Employer to provide utilization of actual Chicago residents (but not sufficient for the granting of a waiver request as provided for in the standards and procedures developed by the Chief Procurement Officer) will not suffice to replace the actual, verified achievement of the requirements of this section concerning the worker hours performed by actual Chicago residents.

(E) When the work is completed, in the event that the City has determined that Licensee has failed to ensure the fulfillment to the requirement of this section concerning the worker hours performed by actual Chicago residents or failed to report in the manner as indicated above, the City will thereby be damaged in the failure to provide the benefit of demonstrable employment to Chicagoans to the degree stipulated in this section. Therefore, in such a case of non-compliance, it is agreed that 1/20 of 1% of the aggregate hard construction costs of the improvement Costs (the product of 0005 x such aggregate hard construction costs) (as evidenced by approved contract value for the actual contracts)must be surrendered by Licensee to the City as liquidated damages, and not as a penalty, in payment for each percentage of shortfall toward the stipulated residency requirement. Failure to report the residency of employees entirely and correctly will result in the surrender of the entire liquidated damages as if no Chicago residents were employed in either of the categories. The willful falsification of statements and the certification of payroll data may subject Licensee and/or the Subcontractors to prosecution. The City may draw against the Security any amounts that appear to be due to the City under this provision pending the City’s determination as to the full amount of liquidated damages due on completion of the Work.

(F) Nothing set forth in this section acts as a limitation upon the “Notice of Requirements for Affirmative Action to Ensure Equal Employment Opportunity, Executive Order 11246” and “Standard Federal Equal Employment Opportunity, Executive Order 11246,” or other affirmative action required for equal opportunity under the provisions of this Agreement or related documents, as applicable.

(G) Licensee must cause or require the provisions of this section to be included in all construction Subcontracts related to the work.

7.3 Licensing of General Contractor. This Agreement is subject to Chapter 4-36 of the Municipal Code of the City of Chicago which requires all persons acting as a general contractor (as defined in Chapter 4-36) to be licensed as a general contractor by the City. Licensee’s failure to ensure that any general contractor wonting on Improvements complies with Chapter 4-36 will be an event of default.

7.4 Prevailing Wages. Licensee must comply with the applicable provisions of 820 ILCS 130/0.01 et seq. regarding the payment of prevailing wages, and the then-current Illinois Department of Labor schedule of prevailing wages. Licensee must insert appropriate provisions in all Subcontracts covering construction work under this Agreement to ensure compliance of all construction Subcontractors with the foregoing wage statutes and regulations.

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7.5 Airport Security.

(A) This Agreement is expressly subject to the airport security requirements of Title 49 of the United States Code, Chapter 449, as amended (“Airport Security Act”), the provisions of which govern airport security and are incorporated by reference, including without limitation the rules and regulations promulgated under it. Licensee is subject to, and further must conduct with respect to its Subcontractors and the respective employees of each, such employment investigations, including criminal history record checks, as the Commissioner, the TSA or the FAA may deem necessary. Further, in the event of any threat to civil aviation, Licensee must promptly report any information in accordance with those regulations promulgated by the FAA, the TSA and the City. Licensee must, notwithstanding anything contained in this Agreement to the contrary, at no additional cost to the City, perform under this Agreement in compliance with those guidelines developed by the City, the TSA and the FAA with the objective of maximum security enhancement. The drawings, plans, and specifications provided by Licensee under this Agreement must comply with those guidelines for airport security developed by the City, the TSA and the FAA and in effect at the time of their submission.

(B) Licensee must comply with, and require compliance by its Subcontractors, with all present and future laws, rules, regulations, or ordinances promulgated by the City, the TSA or the FAA, or other governmental agencies to protect the security and integrity of the Airport, and to protect against access by unauthorized persons. Subject to the approval of the TSA, the FAA and the Commissioner, Licensee must adopt procedures to control and limit access to the Airport and the Licensed Premises by Licensee and its Subcontractors in accordance with all present and future City, TSA and FAA laws, rules, regulations, and ordinances. At all times during the Term, Licensee must have in place and in operation a security program for the Licensed Premises that complies with all applicable laws and regulations. All employees of Licensee that require regular access to sterile or secure areas of the Airports must be badged in accordance with City and TSA rules and regulations.

(C) Gates and doors located on the Licensed Premises that permit entry into sterile or secured areas at the Airports, if any, must be kept locked by Licensee at all times when not in use or under Licensee’s constant security surveillance. Gate or door malfunctions must be reported to the Commissioner or the Commissioner’s designee without delay and must be kept under constant surveillance by Licensee until the malfunction is remedied.

(D) In connection with the implementation of its security program, Licensee may receive, gain access to or otherwise obtain certain knowledge and information related to the City’s overall Airport security program. Licensee acknowledges that all such knowledge and information is of a highly confidential nature. Licensee covenants that no person will be permitted to gain access to such knowledge and information, unless the person has been approved by the City or the Commissioner in advance in writing. Licensee further must indemnify, hold harmless and defend the City and other users of the Airport from and against any and all claims, reasonable costs, reasonable expenses, damages and liabilities, including all reasonable attorney’s fees and costs, resulting directly or indirectly from the breach of Licensee’s covenants and agreements as set forth in this section.

7.5 Licenses and Permits. Licensee must bear responsibility for, and in a timely manner consistent with its obligations under this Agreement, must secure and maintain, or cause to be secured

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and maintained at its expense, the permits, licenses, authorizations and approvals as are necessary under Federal, state or local law for Licensee to construct, operate, use and maintain the Licensed Premises and otherwise to comply with the terms of this Agreement and the privileges granted under this Agreement, and Licensee must require each Subcontractor to do so as to the Licensed Premises. Licensee must promptly provide copies of them to the Commissioner and to the Concession Management Representative.

7.6 Economic Disclosure Statement and Affidavit

(A) In connection with Section 2-92-320 of the Municipal Code of the City of Chicago, Licensee has executed an Economic Disclosure Statement(s) and Affidavit(s) (“EDS”) attached as Exhibit E containing, among other certifications and representations, a certification as required under the Illinois Criminal Code, 720ILCS 5/33E, and under the Illinois Municipal Code, 65 ILCS 5/8-10-1 et seq. Ineligibility under Section 2-92-320 of the Municipal Code of the City of Chicago continues for 3 years following any conviction or admission of a violation of Section 2-92-320. For purposes of Section 2-92-320, when an official, agent or employee of a business entity has committed any offense under the section on behalf of such an entity and under the direction or authorization of a responsible official of the entity, the business entity is chargeable with the conduct. If, after Licensee enters into a contractual relationship with a Subcontractor, it is determined that the contractual relationship is in violation of this subsection, Licensee must immediately cease to use the Subcontractor. All Subcontracts must provide that Licensee is entitled to recover all payments made by it to the Subcontractor if, before or subsequent to the beginning of the contractual relationship, the use of the Subcontractor would be violative of this subsection.

(B) The Licensee must provide updated EDS(s) to the City any time that there is a change in the information or certifications required therein. Failure to do so is an Event of Default.

7.7 Inspector General. It is the duty of Licensee and all officers, directors, agents, partners, and employees of Licensee to cooperate with the Inspector General of the City in any investigation or hearing undertaken under Chapter 2-56 of the Municipal Code. Licensee understands and will abide by all provisions of Chapter 2-56 of the Municipal Code. Licensee must inform all Subcontractors of this provision and require under each Subcontract compliance herewith by each Subcontractor as to each such Subcontractor and all of its officers, directors, agents, partners and employees.

7.8 Environmental Laws. Licensee must not use or allow the Licensed Premises to be used for the release, storage, use, treatment, disposal or other handling of any Hazardous Substance, except in full compliance with all Environmental Laws. Licensee must not use or allow the Licensed Premises to be used for the storage of any such Hazardous Substances except small amounts of cleaning fluids, business equipment materials (such as copy machine toner) and other small amounts of such Hazardous Substances customarily handled or used, all of which must be stored and used in compliance with all applicable Environmental Laws. Upon the expiration or termination of this Agreement, Licensee must surrender the Licensed Premises to the City free from the presence and contamination of any Hazardous Substances brought onto the Licensed Premises by Licensee, its Subcontractors, or agents.

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7.9 Ethics. Licensee covenants that no payment, gratuity or offer of employment must be made in connection with this Agreement by or on behalf of any Subcontractors or higher tier Subcontractors or anyone associated with them as an inducement for the award of a Subcontract or order, and Licensee further acknowledges that any agreement entered into, negotiated or performed in violation of any of the provisions of Chapter 2-156 of the Municipal Code is voidable as to the City.

7.10 Business Relationships with Elected Officials. Pursuant to section 2-156-030(b) of the Municipal Code, it is illegal for any elected official of the City, or any person acting at the direction of such official, to contact, either orally or in writing, any other city official or employee with respect to any matter involving any person with whom the elected official has a business relationship, or to participate in any discussion in any city council committee hearing or in any city council meeting or to vote on any matter involving the person with whom an elected official has a business relationship. Violation of §2- 156-030(b) by any elected official with respect to this Agreement is grounds for termination of this Agreement. Section 2-156-080 defines a “business relationship” as any contractual or other private business dealing of an official, or his or her spouse, or of any entity in which an official or his or her spouse has a financial interest, with a person or entity which entitles an official to compensation or payment in the amount of $2,500 or more in a calendar year; provided, however, a financial interest will not include: (i) any ownership through purchase at fair market value or inheritance of less than one percent of the share of a corporation, or any corporate subsidiary, parent or affiliate thereof, regardless of the value of or dividends on such shares, if such shares are registered on a securities exchange pursuant to the Securities Exchange Act of 1934, as amended; (ii) the authorized compensation paid to an official or employee for his office or employment; (iii) any economic benefit provided equally to all residents of the city; (iv) a time or demand deposit in a financial institution; or (v) an endowment or insurance policy or annuity contract purchased from an insurance company. A “contractual or other private business dealing” will not include any employment relationship of an official’s spouse with, an entity when such spouse has no discretion concerning or input relating to the relationship between that entity and the city.

7.11 Visual Rights Act Waiver.

(A) The Licensee will cause any artist that creates artwork for the Licensed Premises to waive any and all rights in the artwork that may be granted or conferred on any work of visual art (the “Artwork”) under Section 106A and Section 113 of the United States Copyright Act, (17 U.S.C. § 101 et seq.) (the “Copyright Act”). The waiver must include, but not be limited to, the right to prevent the removal, storage, relocation, reinstallation, or transfer of the Artwork. The Licensee acknowledges and will cause the artist to acknowledge that such removal, storage, relocation, reinstallation or transfer of the Artwork may result in the destruction, distortion, mutilation or other modification of the Artwork. Further, the Licensee acknowledges and consents and will cause the artist to acknowledge and consent that the Artwork may be incorporated or made part of a building or other structure in such a way that removing, storing, relocating, reinstalling or transferring the Artwork will cause the destruction, distortion, mutilation or other modification of the Artwork.

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(B) The licensee represents and warrants that it will obtain a waiver of Section. 106A and Section 113 of the Copyright Act as necessary from any employees and subcontractors, or any other artists. Licensee must provide City with copies of any such waivers required by Section 106A and Section 113 of the Copyright Act prior to installation of any Artwork in the Licensed Premises.

7.12 Non-Discrimination.

(A) Licensee for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration of this Agreement, covenants that (1) no person on the grounds of race, color, or national origin will be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination in the use of the Licensed Premises; (2) in the construction of any improvements on, over, or under the Licensed Premises and the furnishing of services in them, no person on the grounds of race, color, or national origin will be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination; and (3) Licensee will use the Licensed Premises in compliance with all other requirements imposed by or under 49 C.F.R. Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as those regulations may be amended. It is an unlawful practice for Licensee to, and Licensee must at no time: (1) fail or refuse to hire, or discharge, any individual or discriminate against the individual with respect to his or her compensation, or the terms, conditions, or privileges of his or her employment, because of the individual’s race, creed, color, religion, sex, age, handicap or national origin; or (2) limit, segregate, or classify its employees or applicants for employment in any way that would deprive any individual of employment opportunities or otherwise adversely affect his or her status as an employee, because of the individual’s race, creed, color, religion, sex, age, handicap or national origin; or (3) in the exercise of the privileges granted in this Agreement, discriminate or permit discrimination in any manner, including the use of the Licensed Premises, against any person or group of persons because of race, creed, color, religion, national origin, age, handicap, sex or ancestry. Licensee must post in conspicuous places to which its employees or applicants for employment have access, notices setting form the provisions of this non-discrimination clause.

(B) Licensee must comply with the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (1981), as amended, and to the extent required by the law, must undertake, implement and operate an affirmative action program in compliance with the rules and regulations of the Federal Equal Employment Opportunity Commission and the Office of Federal Contract Compliance, including 14 C.F.R. Part 152, Subpart E. Attention is called to: Exec. Order No. 11,246, 30 Fed. Reg. 12,319 (1965), reprinted in 42 U.S.C. § 2000e note, as amended by Exec. Order No. ll,375,32 Fed. Reg. 14,303 (1967) and by Exec, Order No. 12,086, 43 Fed. Reg. 46,501 (1978); Age Discrimination Act, 42 U.S.C. §§ 6101-06 (1981); Rehabilitation Act of 1973,29 U.S.C. §§ 793-94 (1981); Americans with Disabilities Act, 42 U.S.C. § 12101 and 41 C.F.R. Part 60 et seq. (1990) and 49 C.F.R Part 21, as amended (the “ADA”); and all other applicable federal statutes, regulations and other laws.

(C) Licensee must comply with the Illinois Human Rights Act, 775 ILCS 5/1-101 et seq. as amended and any rules and regulations promulgated in accordance with it, including the Equal Employment Opportunity Clause, 5 III. Admin. Code §750 Appendix A. Furthermore, Licensee must

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comply with the Public Works Employment Discrimination Act, 775 ILCS 10/0.01 et seq., as amended, and all other applicable state statutes, regulations and other laws.

(D) Licensee must comply with the Chicago Human Rights Ordinance. sec.2-160-010 et seq. of the Municipal Code of Chicago, as amended, and all other applicable City ordinances and rules. Further, Licensee must famish or must cause each of its Subcontractor(s) to furnish such reports and information as requested by the Chicago Commission on Human Relations.

(E) Licensee must incorporate all of the above provision in all agreements entered into with any suppliers of materials, furnishers of services, Subcontractors of any tier, and labor organizations that furnish skilled, unskilled and craft union skilled labor, or that may provide any such materials, labor or services in connection with this Agreement, and Licensee must enforce the requirements.

(F) Noncompliance with this Section will constitute a material breach of this Agreement; therefore, in the event of such breach, Licensee authorizes the City to take such action as Federal, State or local laws permit to enforce compliance, including judicial enforcement

(G) In all solicitations either by competitive bidding or negotiations by Licensee for work to be performed under a Subcontract, including procurements of materials or leases of equipment, each potential Subcontractor or supplier must be notified by Licensee of the licensee’s obligations under this Agreement relative to nondiscrimination.

(H) Licensee must permit access to its books, records, accounts, other sources of information, and its facilities as may be determined by the City, the Commissioner or the Federal or state government to be pertinent to ascertain compliance with the terms of this Section.

(I) In the event of Licensee’s noncompliance with the nondiscrimination provisions of this Agreement, the City may impose such sanctions as it or the Federal or state government may determine to be reasonably appropriate, including cancellation, termination or suspension of the Agreement, in whole or in part.

(J) Licensee must furnish to any agency of the Federal or state government or the City, as required, any and all documents, reports and records required by Title 14, Code of Federal Regulations, Part 152, Subpart E, including an affirmative action plan and Form EEO-1.

7.13 FAA Required Provisions

(A) As a part of the consideration of this Agreement, Licensee for itself, its heirs, personal representatives, successors in interest, and assigns, must maintain and operate the Licensed Space in compliance with the non-discrimination provisions of this Agreement, all other requirements imposed under 49 C.F.R. Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, as those regulations may be amended. In addition, Licensee assures that it will comply with all other pertinent statutes, Executive Orders and the rules as are promulgated to assure that no

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person will, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefitting from federal assistance.

(B) Licensee must operate the WCAS on a fair, equal, and not unjustly discriminatory basis to all users of it, and to charge fair, reasonable, and. not unjustly discriminatory prices for Communications Services, but Licensee is allowed to make reasonable and nondiscriminatory discounts, rebates, or other similar types of price reductions to volume purchasers.

(C) Licensee will practice nondiscrimination in its activities and will provide DBE participation in the Agreement as required by the City, in order to meet the City’s goals, or as required by the FAA. This Agreement is subject to the requirements of the U.S. Department of Transportation’s regulations 49 C.F.R. Part 23. Licensee will not discriminate against any business owner because of the owner’s race, color, origin, or sex in connection with the award or performance of any subcontract covered by 49 C.F.R. Part 23. Licensee also must include the above statements in any subsequent complementary aeronautical activity agreements that it enters into and cause Subcontractors to similarly include the statements in farther subcontracts.

(D) Licensee must insert the non-discrimination provisions of this Agreement in any agreement by which Licensee grants a right or privilege to any person, firm, or corporation to render accommodations and/or services to the public on the Licensed Premises.

(E) Nothing contained in this Agreement must be construed to grant or authorize the granting of an exclusive right in violation of federal laws, including but not limited to an exclusive right to provide aeronautical services to the public as prohibited by section 308(a) of the Federal Aviation Act of 1958, as amended, and the City reserves the right to grant to others the privilege and right of conducting any one or all activities of an aeronautical nature. It is clearly understood by Licensee that no right or privilege has been granted that would operate to prevent any person, firm, or corporation operating aircraft on the Airport from performing any services on its own aircraft with its own regular employees (including maintenance and repair) that it may choose to perform.

(F) The City reserves the right to further develop or improve the landing area of the Airports as it sees fit, regardless of the desires or view of Licensee, and without interference or hindrance. The City reserves the right, but is not obligated to Licensee, to maintain and keep in repair the landing area of the Airport and all publicly-owned facilities of the Airport, together with the right to direct and control all activities of Licensee in this regard.

(G) Licensee must comply with applicable notification and review requirements covered in Part 77 of the Federal Aviation Regulations if any future structure or building is planned for the Licensed Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on the Licensed Premises. Licensee, by accepting this License, expressly, agrees for itself, its successors and assigns that it will not erect nor permit the erection of any structure or object nor permit the growth of any tree on the Licensed Premises above the applicable mean sea level elevation set forth in Part 77 of the Federal Aviation Regulations. If these covenants are breached, the City serves the

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right to enter upon the licensed Premises and to remove the offending structure or object and/or cut down the offending tree, all of which will be at the expense of Licensee.

(H) There is reserved to the City, its successors and assigns for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the Licensed Premises. This public right of flight includes the right to cause in the airspace any noise inherent in the operation of any aircraft used for navigation or flight through the airspace or landing at, taking off from, or operation on the Airport. Licensee by accepting this License agrees for itself, its successors, and assigns that it will not make use of the Licensed Premises in any manner that might interfere with the landing and taking off of aircraft from Airport or otherwise constitute a hazard. If these covenant is breached, the City reserves the right to enter upon the Licensed Premises and cause the abatement of the interference at the expense of Licensee.

(I) This Agreement and all the provisions of this Agreement are subject to whatever right the United States Government now has or in the future may have or acquire affecting the control, operation, regulation, and taking over of the Airport, or the exclusive or non-exclusive use of the Airport by the United States during the time of war or national emergency.

7.14 Municipal Code Section 2-92-586. The City encourages Licensees to use Subcontractors that are firms owned or operated by individuals with disabilities, as defined by section 2-92-586 of the Municipal Code of the City of Chicago, where not otherwise prohibited by federal or state law.

7.15 Waste Disposal. In accordance with Section 11-4-1600(e) of the Municipal Code of Chicago, Licensee warrants and represents that it, and to the best of its knowledge, its Subcontractors have not violated and are not in violation of the following sections of the Code (collectively, the Waste Sections):

7-28-390 Dumping on public way—Violation—Penalty;

7-28-440 Dumping on real estate without permit;

11-4-1410 Disposal in waters prohibited;

11-4-1420 Ballast tank, bilge tank or other discharge;

11-4-1450 Gas manufacturing residue;

11-4-1500 Treatment and disposal of solid or liquid waste;

11-4-1530 Compliance with rules and regulations required;

11-4-1550 Operational requirements;

11-4-1560 Screening requirements; and

any other sections listed in Section 11-4-1600(e), as it may be amended from time to time.

During the period while this Agreement is executory, Licensee’s or any Subcontractor’s violation of the Waste Sections, whether or not relating to the performance of this Agreement, constitutes a breach of and an event of default under this Agreement, for which the opportunity to cure, if curable, will be granted

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only at the sole designation of the Chief Procurement Officer. Such breach and default entitles the City to all remedies under the Agreement, at law or in equity.

This section does not limit the Licensee’s and its Subcontractors’ duty to comply with all applicable federal, state, county and municipal Environmental Laws, in effect now or later, and whether or not they appear in this Agreement. Non-compliance with these terms and conditions may be used by the City as grounds for the termination of this Agreement, and may further affect the Licensee’s eligibility for future contract awards.

7.16 Prohibition on Certain Contributions (Mayoral Executive Order No. 05-1)

(A) Licensee agrees that Licensee, any person or entity who directly or indirectly has an ownership or beneficial interest in Licensee of more than 7.5 percent (“Owners”), spouses and domestic partners of such Owners, Licensee’s Subcontractors, any person or entity who directly or indirectly has an ownership or beneficial interest in any Subcontractor of more than 7.5 percent (“Sub-owners”) and spouses and domestic partners of such Sub-owners (Contractor and all the other preceding classes of persons and entities are together, the “Identified Parties”), shall not make a contribution of any amount to the Mayor of the City of Chicago (the “Mayor”) or to his political fund-raising committee (i) after execution of this bid, proposal or Agreement by Licensee, (ii) while this Agreement or any Other Contract is executory, (iii) during the term of this Agreement or any Other Contract between Licensee and the City, or (iv) during any period while an extension of this Agreement or any Other Contract is being sought or negotiated.

(B) Licensee represents and warrants that since the date of public advertisement of the specification, request for qualifications, request for proposals or request for information (or any combination of those requests) or, if not competitively procured, from the date the City approached the Licensee or the date the Licensee approached the City, as applicable, regarding the formulation of this Agreement, no Identified Parties have made a contribution of any amount to the Mayor or to his political fund-raising committee.

(C) Licensee agrees that it shall not: (a) coerce, compel or intimidate its employees to make a contribution of any amount to the Mayor or to the Mayor’s political fund-raising committee; (b) reimburse its employees for a contribution of any amount made to the Mayor or to the Mayor’s political fund-raising committee; or (c) bundle or solicit others to bundle contributions to the Mayor or to his political fund-raising committee.

(D) Licensee agrees that the Identified Parties must not engage in any conduct whatsoever designed to intentionally violate this provision or Mayoral Executive Order No. 05-1 or to entice, direct or solicit others to intentionally violate this provision or Mayoral Executive Order No. 05-1.

(E) Licensee agrees that a violation of, non-compliance with misrepresentation with respect to, or breach of any covenant or warranty under this provision or violation of Mayoral Executive Order No. 05-1 constitutes a breach and default under this Agreement, and under any Other Contract for which

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no opportunity to cure will be granted. Such breach and default entitles the City to all remedies (including without limitation termination for default) under this Agreement, under Other Contract, at law and in equity. This provision amends any Other Contract and supersedes any inconsistent provision contained therein.

(F) If Licensee violates this provision or Mayoral Executive Order No. 05-1 prior to award of the Agreement resulting from this specification, the Chief Procurement Officer may reject Licensee’s bid.

(G) For purposes of this provision:

“Bundle” means to collect contributions from more than one source which are then delivered by one person to the Mayor or to his political fund-raising committee.

“Other Contract” means any other agreement with the City of Chicago to which Licensee is a party that is (i) formed under the authority of chapter 2-92 of the Municipal Code of Chicago; (ii) entered into for the purchase or lease of real or personal property; or (iii) for materials, supplies, equipment or services which are approved or authorized by the city council.

“Contribution” means a “political contribution” as defined in Chapter 2-156 of the Municipal Code of Chicago, as amended.

Individuals are “Domestic Partners” if they satisfy the following criteria:

(a)       they are each other’s sole domestic partner, responsible for each other’s common welfare; and

(b)      neither party is married; and

(c)       the partners are not related by blood closer than would bar marriage in the State of Illinois; and

(d)      each partner is at least l8 years of age, and the partners are the same sex, and the partners reside at the same residence; and

(e)       two of the following four conditions exist for the partners:

(i)        The partners have been residing together for at least 12 months.

(ii)       The partners have common or joint ownership of a residence.

(iii)      The partners have at least two of the following arrangements:

a.          joint ownership of a motor vehicle;

b.          a joint credit account;

c.          a joint checking account;

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d.          a lease for a residence identifying both domestic partners as tenants,

(iv)      Each partner identifies the other partner as a primary beneficiary in a will.

“Political fond-raising committee” means a “political fund-raising committee” as defined in Chapter 2-156 of the Municipal code of Chicago, as amended.

7.17 Federal Ineligible Contractors

(A) Licensee warrants and represents that neither Licensee nor any Affiliate of Licensee appears on the Specially Designated Nationals List, the Denied Persons List, the Unverified List, the Entity List, or the Debarred List as maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the Bureau of Industry and Security of the U.S. Department of Commerce (or their successors), or on any other list of persons or entities with which the City may not do business under any applicable law, rule, regulation, older or judgment

(B) “Affiliate” of a person or entity means a person or entity that directly or indirectly through one or more intermediaries or third parties, controls or is controlled by, or is under common control with, the person or entity. A person or entity shall be deemed to be controlled by another person or entity if it is controlled in any manner whatsoever that results in control in fact by that other person or entity (either acting individually or acting jointly or in concert with others) whether directly or indirectly and whether through share ownership, a trust, a contractor otherwise. Indicia of control may include, without limitation: interlocking management or ownership; identity of interests among family members; shared facilities and equipment; common use of employees; or reorganization of a business entity following a determination of City contracting ineligibility using substantially the same management, employees, ownership or principals. In determining whether persons or entities are Affiliate, the City shall consider all appropriate factors, including but not limited to common ownership, common management and contractual relationships.

ARTICLE 8:WARRANTIES AND REPRESENTATIONS

8.1 Warranties and Representations. In connection with the execution of this Agreement, Licensee warrants and represents that:

(A) It is financially solvent; that it and each of its employees and agents are competent to perform as required under this Agreement; that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; that Licensee has the full power and is legally authorized to execute and deliver and perform or cause to be performed its obligations under this Agreement under me terms and conditions stated in this Agreement; and that Licensee is qualified to do business in the State of Illinois; and

(B) No officer, agent or employee of the City is employed by Licensee or has a financial interest directly or indirectly in this Agreement, a Subcontract under it, or the compensation to be paid

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under it except as may be permitted in writing by the Board of Ethics established under Chapter 2-156 of the Municipal Code or as may be permitted by law; and

(C) Licensee has not knowingly used the services of any person or entity for any purpose in its performance under this Agreement, which person or entity is ineligible to perform services under this Agreement or in connection with it, as a result of any local, state or federal law, rule or regulation; and

(D) Licensee, and to Licensee’s knowledge its Subcontractors, and any of their respective owners holding 7.5% or more beneficial ownership interest, have no outstanding parking violation complaints or debts, as the terms are defined in Section 2-92-380 of the Municipal Code, and are not in default at the time of the execution of this Agreement, or deemed by the City or the Comptroller to have, within 5 years immediately preceding the date of this Agreement, been found to be in default under any contract awarded by the City, and

(E) This Agreement is feasible of performance by Licensee in accordance with all of its provisions and requirements; and

(F) Except only for those representations, statements, or promises expressly contained in this Agreement, including any Exhibits attached to this Agreement and incorporated by reference in this Agreement, no representation, warranty of fitness, statement or promise, oral or in writing, or of any kind whatsoever, by the City, its officials, agents, or employees, has induced Licensee to enter into this Agreement or has been relied upon by Licensee, including any with reference to: (i) the meaning, correctness, suitability or completeness of any provisions or requirements of this Agreement; (ii) the nature of the services to be performed; (iii) the nature, quantity, quality or volume of any materials, equipment, labor and other facilities, needed for the performance of this Agreement; (iv) the general conditions that may in anyway affect this Agreement or its performance; (v) the compensation provisions of this Agreement; or (vi) any other matters, whether similar to or different from those referred to in clauses (i) through (v) immediately above, affecting or having any connection with, this Agreement, the negotiation of this Agreement, any discussions of this Agreement, the performance of this Agreement or those employed in connection with it; and

(G) Licensee, and to Licensee’s knowledge its Subcontractors, and any of their respective owners holding 7.5% or more beneficial ownership interest are not in violation of the provisions of § 2-92-320 of the Municipal Code pertaining to certain criminal convictions or admissions of guilt and are not currently debarred or suspended from contracting by any Federal, State or local governmental agency; and

(H) Licensee holds itself to very high standards of quality and professionalism; and

(I) This Agreement has been duly authorized, executed and delivered by Licensee or its duly authorized representative and constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium

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and other laws affecting creditors’ rights and remedies generally and by the application of equitable principles; and

(J) All approvals or consents necessary in order for Licensee to execute and deliver this Agreement have been obtained; and

(K) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated, nor the fulfillment of or compliance with the terms and conditions of this Agreement: a) conflict with or result in a breach, default or violations of (1) licensee’s organizational documents; (2) any law, regulation, ordinance, court order, injunction, or decree of any court, administrative agency or governmental body, or any license or permit; or (3) any of the terms, conditions or provisions of any restriction or any agreement or other instrument to which Licensee is now a patty or by which it is bound; or B) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Licensee under the terms of any instrument or agreement; and

(L) There is no litigation, claim, investigation, challenge or other proceeding now pending or, to Licensee’s knowledge after due and complete investigation, threatened, challenging the existence or powers of Licensee, or in any way affecting its ability to execute or perform under this Agreement or in any way having a material adverse affect on the operations, properties, business or finances of licensee; and

(M) Neither Licensee, any Affiliate of Licensee, any of their respective owners holding 7.5% or more beneficial ownership interest, nor any of Licensee’s directors, officers, members, partners or employees, has any interest, directly or indirectly, that conflicts in any manner or degree with Licensee’s performance under this Agreement; and

(N) Neither Licensee nor any Affiliate of Licensee has any unpaid debt due and owing the City, and none of them is delinquent in the payment of any taxes due to the City; and

(O) Licensee has a valid current business privilege license to do business in the City, if required by applicable law, and

(P) Licensee can and must perform, or cause to be performed, all of its obligations under this Agreement in accordance with the provisions and requirements of this Agreement; and

(Q) Neither licensee nor any Affiliate of Licensee nor any of Licensee’s directors, officers, members, partners or employees, will at any time during the Term have any interest or acquire any interest, directly or indirectly, that conflicts or would or may conflict in any manner or degree with Licensee’s performance under this Agreement; and

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(R) The representations and warranties contained in this Article are deemed made as of tie Effective Date of this Agreement and are deemed remade and continuing throughout the Term of this Agreement; and

(S) There was no broker instrumental in consummating this Agreement and that no conversations or prior negotiations were had with any broker concerning the rights granted in this Agreement with respect to the Licensed Premises. licensee must hold the City harmless against any claims for brokerage commission arising out of any conversations or negotiations had by licensee with any broker; and

(T) The WCAS and the Communications Services will not adversely interfere with the operations of the FAA, the TSA, or the City, and if the WCAS or the Communications Services adversely interfere with the operations of Tenants, including but not limited to airlines, Licensee will cooperate with such Tenants to resolve the interference in accordance with applicable Legal Requirements.

(U) Licensee shall honor the General Warranties and Post-Acceptance Warranties, and those warranties shall survive expiration or early termination of this Agreement.

8.2 Subcontracts. Licensee must incorporate all of the provisions set forth in this Article in all contracts entered into with any suppliers of materials, furnishers of services, Subcontractors, and labor organizations that furnish skilled, unskilled and craft union skilled labor, or that may provide any materials, labor or services in connection with this Agreement, such, that the parties warrant, represent and covenant to Licensee as to the matters set forth in this Agreement Licensee must cause its Subcontractors to execute those affidavits and certificates that may be necessary in furtherance of these provisions. The certifications must be attached and incorporated by reference in the applicable agreements. If any Subcontractor is a partnership or joint venture, Licensee must also include provisions in its Subcontract insuring that the entities comprising the partnership or joint venture are jointly and severally liable for its obligations under it

ARTICLE 9: DEFAULT, REMEDIES AND TERMINATION

9.1 Events of Default. The following constitute Events of Default by Licensee under this Agreement. Except as expressly provided otherwise with respect to a particular Event of Default, Licensee shall have a reasonable period of time, as determined by the Commissioner, but not to exceed 30 days after written, notice of the Event of Default, to cure the Event of Default. If the Event of Default cannot be cured within 30 days, but Licensee promptly begins and diligently and continuously proceeds to cure the failure within the time period granted and after that continues to diligently and continuously proceed to cure the failure, and the failure is reasonably susceptible of cure within 45 days from delivery of the notice, Licensee will have the additional time, not to exceed 15 additional days, to cure the Event of Default.

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(A) Any material misrepresentation made by Licensee to the City in the inducement to or in the performance of this Agreement.

(B) Licensee’s failure to make any payment in full when due under this Agreement and failure to cure the default within 5 days after the City gives written notice of the non-payment to Licensee: Licensee’s failure to make any such payment within 5 days after the written notice more than 3 times in any License Year constitutes an Event of Default without the necessity of “the City giving notice of it to Licensee or any opportunity to cure it.

(C) Licensee’s failure to promptly and fully keep, fulfill, comply with, observe, or perform any promise, covenant, term, condition or other non-monetary obligation or duty of Licensee contained in this Agreement.

(D) Licensee’s failure to promptly and fully perform any obligation or duty, or to comply with any restriction of Licensee contained in this Agreement concerning Transfer or Change in Ownership (as defined in Article 10 of this Agreement), whether directly or indirectly, of Licensee’s rights or interests in this Agreement or of the ownership of Licensee.

(E) Licensee’s failure to provide or maintain the insurance coverage required under this Agreement (including any material non-compliance with the requirements) and the failure to cure the default within 2 days following oral or written notice of the failure from the Commissioner, or, if the noncompliance is non-material, the failure to remedy the non-compliance within 20 days after the City gives written notice to Licensee.

(F) Licensee’s failure to provide Communications Services in accordance with the requirements of Exhibit A;

(G) Licensee’s failure to comply with the restrictions on rates Licensee may charge for Communications Services as set forth in Exhibit B.

(H) Licensee’s failure to begin or to complete its WCAS improvements on a timely basis in accordance with the provisions of Article 5, including any Alterations that may be agreed upon during the bi-annual technology review pursuant to Section 5.9.

(I) An Event of Default by Licensee or any Affiliate under any other agreement it may presently have or may enter into with the City during the Term of this Agreement or any extension period and failure to cure the default within any applicable cure period.

(J) Licensee does any of the following and the action affects Licensee’s ability to carry out the terms of this Agreement:

(i) becomes insolvent, as the term is defined under Section 101 of the Bankruptcy Code as amended from time to time; or

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(ii) fails to pay its debts generally as they mature; or

(iii) seeks the benefit of any present or future federal, state or foreign insolvency statute; or

(iv) makes a general assignment for the benefit of creditors, or

(v) files a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the Bankruptcy Code or under any other law or statute of the United States or of any State or any foreign jurisdiction; or

(vi) consents to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property.

(K) An order for relief is entered by or against Licensee or Guarantor (if any) under any chapter of the Bankruptcy Code or similar law in any foreign jurisdiction and is not stayed or vacated within 60 days following its issuance.

(L) Licensee is dissolved.

(M) A violation of law that results in a guilty plea, a plea of nolo contendere, or conviction of a criminal offense, by Licensee, or any of its directors, officers, partners or key management employees directly or indirectly relating to this Agreement, and that may threaten, in the judgment of Commissioner, the performance of this Agreement in accordance with its terms.

(N) Failure to provide an updated EDS when required.

9.2 Remedies. If an Event of Default occurs and Licensee fails to cure within the time allowed, in addition to any other remedies provided for in this Agreement, including the Commissioner’s right to perform any of Licensee’s obligations as provided in Section 9.3, the City through the Commissioner or other appropriate City official may exercise any or all of the following remedies:

(A) Terminate this Agreement with respect to all or a portion of the Licensed Premises. If the Commissioner elects to terminate this Agreement, the Commissioner may, at the “ Commissioner’s sole option, serve notice upon Licensee that this Agreement ceases and expires and becomes absolutely void with respect to the Licensed Premises, or that part identified in the notice, on the date specified in the notice, to be no less than 5 days after fee date of fee notice. At the expiration of the time limit in the notice, this Agreement and the Term of this Agreement, as well as the right, title and interest of Licensee under this Agreement, wholly ceases and expires and becomes void with respect to the Licensed Premises identified in such notice in the same manner and with the same force and effect (except as to Licensee’s liability) as if the date fixed in the notice were the date in this Agreement stated for expiration of the Term with respect to the Licensed Premises identified in such notice.

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(B) Exclude Licensee from the Licensed Premises, without any right on the part of Licensee after that to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken. Licensee, for itself and on behalf of any and all persons claiming through or under it (including creditors of all kinds), waives and surrenders all right and privilege that they or any of them might have under or by reason of any present or future law, to redeem the Licensed Premises or to have a continuance of this Agreement for the Term, as it may have been extended, after having been dispossessed or ejected by process of law or under the terms of this Agreement or after the termination of this Agreement.

(C) Recover all License Fees and other amounts due that have accrued and are then due and payable and also all damages available at law or under this Agreement. In determining the amount of damages, the Commissioner may include in such amount the future License Fees that would have been due to the City for a full twelve months immediately following the Event of Default, based upon the License Fees payable for the twelve months prior to the Event of Default. The Commissioner may declare all amounts to be immediately due and payable.

(D) Reenter and repossess the Licensed Premises and/or any part of it with or without process of law, so long as no undue force is used, and the City has the option, but not the obligation, to relicense all or any part of the Licensed Premises to another entity to operate the WCAS. The City, however, is not required to accept any entity proposed by Licensee or to observe any instruction given the City about such an entity. The failure of the City to relicense the Licensed Premises or any part or parts of it does not release or affect Licensee’s liability under this Agreement nor is the City liable for failure to relicense. Reentry or taking possession of the Licensed Premises does not constitute an election on the City’s part to terminate this Agreement unless a written notice of termination by the Commissioner is given to Licensee.

(E) To exercise the remedy of self-help and to enter upon the Licensed Premises and to distrain upon and remove from it all inventory, equipment, machinery, trade fixtures and personal property of any kind or nature, whether owned by Licensee or by others, and to proceed without judicial decree, writ of execution or assistance or involvement of constables or the City’s and Licensee’s officers, to conduct a private sale, by auction or sealed bid without restriction. Licensee waives the benefit of all laws, whether now in force or later enacted, exempting any of Licensee’s property on the Licensed Premises or elsewhere from distraint, levy or sale in any legal proceedings taken by the City to enforce any rights under this Agreement.

(F) To seek and obtain specific performance, a temporary restraining order or an injunction, or any other appropriate equitable remedy.

(G) To seek and obtain money damages; including licensee’s obligations to indemnify the City under Article 6 for special, exemplary, incidental and consequential damages due to third parties.

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(H) To deem Licensee non-responsible in future contracts or concessions to be awarded by the City.

(I) To accept the assignment of any and all Subcontracts between Licensee and the design and construction Subcontractors as provided for in Article 5, and to require Licensee to terminate a Subcontractor that is causing breaches of this Agreement.

(J) To declare Licensee to be in default under any other contract or agreement between the City and Licensee or an Affiliate of Licensee and to exercise any and all remedies available to the City under them.

9.3 No Limitation on Remedies. All rights and remedies of the City under this Agreement are separate and cumulative and none excludes any other right or remedy of the City set forth in this Agreement or allowed by law or in equity. No termination of this Agreement or the taking or recovery of the Licensed Premises deprives the City of any of its remedies against Licensee. Every right and remedy of the City under this Agreement survives the expiration of the Term or the termination of this Agreement.

9.4 Effect of Waiver. The City’s waiver of any one right or remedy provided the City in this Agreement does not constitute a waiver of any other right or remedy then or later available to the City under this Agreement or otherwise. A failure by the City or the Commissioner to take any action with respect to any default or violation of any of the terms, covenants or conditions of this Agreement will not in any respect limit, prejudice, diminish or constitute a waiver of any rights of the City to act with respect to any prior, contemporaneous or later violation or default or with respect to any continuation or repetition of the original violation or default. The acceptance by the City of payment for any period or periods after a default or violation of any of the terms, conditions and covenants of this Agreement does not constitute a waiver or diminution of, nor create any limitation upon any right of the City under this Agreement to terminate this Agreement for subsequent violation or default, or for continuation or repetition of the original violation or default Licensee has no claim of any kind against the City by reason of the City’s exercise of any of its rights as set forth in this Agreement or by reason of any act incidental or related to the exercise of rights.

9.5 Commissioner’s Right to Perform Licensee’s Obligations.

(A) Upon the occurrence of an Event of Default, the Commissioner may, but is not obligated to, make any payment or perform any act required to be performed by Licensee under this Agreement in any manner deemed expedient by the Commissioner for the purpose of correcting the condition that gave rise to the Event of Default. Inaction of the Commissioner never constitutes a waiver of any right accruing to the City under this Agreement nor do the provisions of this section or any exercise by the Commissioner of his rights under this Agreement cure any Event of Default. The Commissioner, in making any payment: (i) relating to taxes, may do so according to any bill, statement or estimate, without inquiry into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim; (ii) for the discharge, compromise or settlement of any lien, may do so without inquiry as to the validity or amount

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of any claim for lien that may be asserted; or (iii) in connection with the completion of construction, furnishing or equipping of the Licensed Premises, the operation of the WCAS and provision of Communications Services, or the licensing, operation or management of the Licensed Premises or the payment of any of its operating costs, may do so in such amounts and to such persons as the Commissioner may deem appropriate. Nothing contained in this Agreement requires the Commissioner to advance monies for any purpose.

(B) All sums paid by the City under the provisions of this Section and all necessary and incidental costs, expenses and reasonable attorneys’ fees in connection with the performance of any such act by the Commissioner, together with interest thereon at the Default Rate, from the date of the City’s payment until the date paid by Licensee, are deemed additional fees under this Agreement and are payable to the City within 10 days after demand therefor, or at the option of me Commissioner, may be added to any amounts then due or later becoming due under this Agreement, and Licensee covenants to pay any such sum or sums with interest at the Default Rate.

9.6 No Counterclaim or Set off without City Consent. If the City commences any proceeding for non payment of Licensee Fee or of any other payment of any kind to which the City may be entitled or which the City may claim under this Agreement, Licensee will not interpose any counterclaim set off of any nature or description in any such proceeding; the parties specifically agreeing the Licensee’s covenant to pay Licensee Fees or any other payments under this Agreement are independent of all other covenants and agreements in this Agreement; provided, however, this shall not be construed as a waiver of Licensee’s right to assert such a claim in any separate action brought by Licensee.

9.7 Application of Payments. The City shall have the right to apply any payments made by Licensee to the satisfaction of any debt or obligation of Licensee to the City, in the City’s sole discretion and regardless of the instructions of Licensee as to application of any such sum, whether such instructions be endorsed upon Licensee’s check or otherwise, unless otherwise agreed upon by both parties in writing. The acceptance by the City of a check or checks drawn by others than licensee shall in no way affect Licensee’s liability hereunder nor shall it be deemed an approval of any assignment of this Agreement or sublicense by Licensee.

ARTICLE 10: SPECIAL CONDITIONS

10.1 Confidentiality. Except as may be required by law during or after the performance of this Agreement, Licensee will not disseminate any non-public information regarding this Agreement or its operations at the Airports without the prior written consent of the Commissioner, which consent will not be unreasonably withheld or delayed. If Licensee is presented with a request for documents by any administrative agency or with a subpoena duces tecum regarding any documents that may be in its possession by reason of this Agreement, Licensee must immediately give notice to the City’s Corporation Counsel. The City may contest the process by any means available to it before the records or documents are submitted to a court or other third party. Licensee, however, is not obligated to withhold the delivery beyond that time as maybe ordered by the court or administrative agency, unless the subpoena or request

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is quashed or the time to produce is otherwise extended. Licensee must require each prospective Subcontractor to abide by such restrictions in connection with their respective Subcontracts.

10.2                                        City Approvals.

(A)                                           Unless otherwise specifically provided in this Agreement, whenever the City’s consent or approval may be required under the terms of this Agreement, that consent or approval may be granted, withheld or conditioned by the Commissioner as representative for the City. Except as provided in the following sentence, consents or approvals will not be unreasonably withheld, delayed or conditioned. Consents or approvals that are given in the City’s capacity as a municipal corporation or airport operator, including consents or approvals that affect airport operations, life\safety or security issues, may be granted, withheld, or conditioned in the Commissioner’s sole and absolute discretion.

(B)                                             No review or approval by the Commissioner, including approval of 100% Complete Construction Documents, constitutes a modification of this Agreement (except to the extent that the review or approval expressly provides that it constitutes such a modification or it is apparent on its face that the review or approval, if made in writing, modifies terms or provisions of this Agreement that are within the express powers of the Commissioner under this Agreement to modify), nor excuse Licensee from compliance with the requirements of this Agreement or of any applicable laws, ordinances or regulations.

10.3                                        Subcontracts and Assignments.

(A)                                           The City expressly reserves the right to assign or otherwise transfer all or any part of its interest under this Agreement, at any time and to any third party capable of performing City’s obligations. Upon assignment to any successor or assignee of the City’s right, title and interest in and to the Airport, the City is forever relieved, from and after the date of the assignment, of any and all obligations arising under or out of this Agreement, to the extent the obligations are assumed by the successor or assignee.

(B)                                             Limits on Licensee’s transfers and changes in ownership:

(i)                                                Licensee may not sell, assign, convey, pledge, encumber or otherwise transfer (individually and collectively, “Transfer”) all or any part of its rights or interests in or to this Agreement, the Licensed Premises, the Term, or otherwise permit any third party to use the Licensed Premises, without prior consent of the Commissioner, which consent may be given or denied in the Commissioner’s sole and absolute discretion. Consent by the Commissioner does not relieve Licensee from obtaining further consent from the Commissioner for any subsequent Transfer.

(ii)                                               Except as otherwise provided in (iii) below, any transaction involving a change of any ownership interest in Licensee, whether to an Affiliate, subsidiary or otherwise, or the transfer of an interest in any holder of a direct or indirect ownership interest of 7.5% or more in Licensee,

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or any merger or consolidation of Licensee (individually and collectively, “Change in Ownership”), is subject to the consent of: (a) City Council if the Change in Ownership involves a 100% Change in Ownership of Licensee, or (b) the Commissioner if the Change in Ownership involves more than a 7.5% but less than a 100% Change in Ownership of Licensee, in the sole discretion of the City Council or the Commissioner, as applicable. Consent by the City to any such Change in Ownership does not relieve Licensee from obtaining further consent from the City for any subsequent Change in Ownership of any nature.

(iii)                                            Consent by the City to any Change in Ownership does not relieve Licensee from the requirement of obtaining consent from the City for any subsequent Change in Ownership.

(iv)                                           Any Transfer or Change in Ownership made without the City’s prior consent is an Event of Default subject to all remedies, including termination of this Agreement at the City’s option, and does not relieve Licensee of any of its obligations under this Agreement for the balance of the Term. This section applies to prohibit a Transfer, such as an assignment by a receiver or trustee in any federal or state bankruptcy, insolvency or other proceedings or by operation of law. Under no circumstances will any failure by the Commissioner to act on or submit any request by Licensee or to take any other action as provided in this Agreement be deemed or construed to constitute consent to the Licensee’s request by the Commissioner or by the City Council. If the City is found to have breached its obligations under this Section, then Licensee’s sole remedy is to terminate this Agreement without liability to either the City or Licensee.

(v)                                              Notwithstanding any permitted Transfer by Licensee of any rights under this Agreement, Licensee remains fully liable for all payments due to the City under this Agreement and for the performance of all other obligations under this Agreement. In the event of a permitted Transfer of all or any portion of the Licensed Premises or Transfer of all or any portion of the Term, where the fees payable to Licensees exceed the License Fees or pro rata portion of the License Fees under this Agreement, as the case may be; for the Licensed Premises or Term, Licensee must pay the City monthly, as additional fees, at the same time as the monthly installments of other License Fees under this Agreement that are payable in monthly installments, the excess of the fees payable to Licensee pursuant to the Transfer over the License Fees payable to the City under this Agreement.

(vi)                                           Any or all of the requests by Licensee for consents under this Section must be made in writing and provided to the Commissioner (a) at least 60 days prior to the proposed Transfer or Change in Ownership if the Commissioner’s consent is required; and (b) at least 120 days prior to a proposed Transfer or Change in Ownership if the City Council’s consent is required, unless the City determines that more time is required. All requests for consent must include copies of the proposed documents of Transfer or Change in Ownership, evidence of the financial condition, reputation and business experience of the proposed transferee, and such other documents as the City may reasonably require to evaluate the proposed Transfer or Change in Ownership. All documents of Transfer or Change in Ownership must completely disclose any and all monetary considerations payable to Licensee in connection with the Transfer or Change

CONFIDENTIAL TREATMENT REQUESTED

in Ownership. Consent to a Transfer or Change in Ownership proposed under this Agreement is in the sole and absolute discretion of the City and, as a condition of the consent, the City may require a written acknowledgment from Licensee that, notwithstanding the proposed Transfer or Change in Ownership, Licensee remains fully and completely liable for all obligations of Licensee under this Agreement.

(vii)                                        If any Transfer or Change in Ownership under this Agreement occurs, whether or not prohibited by this section, the Commissioner may collect the License Fees payable under this Agreement from any transferee of Licensee and in that event will apply the net amount collected to the amounts payable by Licensee under this Agreement without, by doing so, releasing Licensee from this Agreement or any of its obligations under this Agreement. If any Transfer or Change in Ownership occurs without the consent of the City and the City collects compensation from any transferee of Licensee and applies the net amount collected in the manner described in the preceding sentence, the actions by the City are not deemed to be waiver of the covenant contained in this section and do not constitute acceptance of the transferee by the City.

(viii)                                     All reasonable costs and expenses incurred by the City in connection with. any prohibited or permitted Transfer or Change in Ownership must be borne by Licensee and are payable to the City as additional fees.

(C)                                             The provisions of this Agreement, to the extent applicable, are deemed a part of any contract between Licensee and a Subcontractor.

(D)                                            Licensee assigns to the City all of Licensee’s right, title and interest in and to each and every sublicense, and each and every Subcontract with a design and construction Subcontractor, now or later executed by Licensee in connection with the Licensed Premises or any part of it. In connection with the assignment, Licensee must deliver all originally executed sublicenses and Subcontracts to the Commissioner. If so requested by the Commissioner, Licensee must execute UCC financing statements or a separate, recordable instrument of assignment for the purpose of perfecting or confirming the assignment and the security interest created under it. Any such assignment will become operative and effective only when and if the City accepts the assignment by giving written notice to Licensee and:

(1)                    either this Agreement and the Term of this Agreement or Licensee’s right to possession under this Agreement are terminated under the terms and conditions of this Agreement; or

(2)                    in the event of the issuance and execution of a dispossess warrant or of any other re-entry or repossession by the City under the provisions of this Agreement; or

(3)                    if an Event of Default exists.

At the time, if any, that the assignment becomes effective as provided above, the sublicensees or Subcontractors will be deemed to have waived all claims, suits, and causes of action against the City

CONFIDENTIAL TREATMENT REQUESTED

arising out of or relating to the period before the effective date of the assignment. Further, in no instance will the City be responsible for any claims by a sublicensee or Subcontractor arising from or related to any fraud, misrepresentation, negligence or willful or intentionally tortious conduct by Licensee, its officials, employees, or agents.

10.4                                        Labor Disputes. Licensee agrees to use its best efforts to avoid disruption to the City, its tenants or members of the public, arising from labor disputes involving Licensee, and in the event of a strike, picketing, demonstration or other labor difficulty involving Licensee, to use its good offices, including the utilization of available legal remedies, to minimize and/or eliminate any disruption to the City, its tenants or members of the public, arising from such strike, picketing, demonstration or other labor difficulty.

10.5                                        Disadvantaged Business Enterprises. Licensee must comply with the Special Conditions Regarding Participation by Disadvantaged Business Enterprises, attached hereto as Exhibit F and hereby incorporated by reference.

10.6                                        Subcontractor Certifications. Licensee must require all Subcontractors performing work in connection with this Agreement to be bound by the following provision and Licensee must cooperate fully with the City in exercising the rights and remedies described below or otherwise available at law or in equity:

Subcontractor certifies and represents that Subcontractor and any entity or individual that owns or controls, or is controlled or owned by, or is under common control or ownership with Subcontractor is not currently indebted to the City and will not at any time during the Term be indebted to the City, for or on account of any delinquent taxes, liens, judgments, fees or other debts for which no written agreement or payment plan satisfactory to the City has been established. In addition to any other rights or remedies available to the City at law or in equity, Subcontractor acknowledges that any breach or failure to conform to this certification may, at the option and direction of the City, result in the withholding of payments otherwise due to Subcontractor for services rendered in connection with the Agreement and, if the breach or failure is not resolved to the City’s satisfaction within a reasonable time frame specified by the City in writing, may result in the offset of any such indebtedness against the payments otherwise due to Subcontractor and/or the termination of Subcontractor for default (in which case Subcontractor will be liable for all excess costs and other damages resulting from the termination).

10.7                                        Non-Interference with Operation of Airport. Licensee, by accepting this Agreement, agrees for itself and its successors and assigns that it will not make use of the Licensed Premises in any manner that might interfere with the landing and taking off of aircraft at the Airport under current or future conditions or that might otherwise constitute a hazard to the operations of the Airport or to the public generally.

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10.8                                        Radio Frequency Interference.

(A)                                           The City will provide Licensee information regarding any radio frequency band on or about the Airports of which the City has knowledge. The information will include, to the extent known by the City, the specific frequencies utilized, the user and the purpose of the use, except to the extent that such information is deemed to be security sensitive information by the FAA or TSA. The listing may also include potential uses identified, but unverified, by the City. Licensee acknowledges that this listing will not encompass all use of radio frequency bands on or about the Airports. Moreover, the absence of specific knowledge by the City of any particular radio frequency use is not necessarily indicative of either the absence of authority for the particular use or the relative unimportance of such use. Notwithstanding the foregoing, Licensee shall be responsible for periodically performing a thorough and complete RF survey, intermodulation analysis and RF interference report, all of which shall be submitted to the City for review and approval.

(B)                                             licensee agrees that its construction and operation of the WCAS shall not interfere with any existing radio frequency uses (and users) at the Airport (an “Existing RF Use”) so long as those Existing RF Uses: (a) are by the City, by a governmental authority, or are authorized by the City pursuant to a written agreement, (b) continue to operate as they are currently operating, and (c) otherwise comply with all applicable Legal Requirements. If the City learns that the WCAS interferes with or otherwise disturbs such an Existing RF Use, the City will provide Licensee with written notice of such interference, and Licensee shall take immediate action to begin correcting the same and shall diligently pursue such correction until the interference or disruption is corrected. If licensee does not correct the same promptly (and in any event, within sixty (60) days after receipt of the City’s notice), that failure shall constitute an Event of Default under Article 9. In the event that the operation of the WCAS interferes with an Existing RF Use of a Tenant, Licensee shall promptly cooperate with the Tenant to resolve the interference in accordance with applicable Legal Requirements.

(C)                                             Except to the extent required by the FCC, the FAA, the TSA or any other governmental authority having jurisdiction, the City will not grant any new lease, license or other permit to any third party for use of any radio frequency band that will interfere with Licensee’s use of the WCAS as permitted under this Agreement. If the City (through actions occurring either on an Airport or off an Airport in support of operations on the Airport) makes use, other than an Existing RF Use, of any radio frequency band that materially interferes with or otherwise materially disturbs Licensee’s ability to provide Communications Services, then licensee shall so notify the City. Such notice shall identify the source or sources of such interference, the impact of the interference on Communications Services, and a recommendation for preventing or mitigating such interference. Upon receipt of such notice, the City will take reasonable and appropriate action, to the extent that it is within the City’s authority, to resolve such interference so that it no longer materially interferes with or materially disturbs licensee’s ability to provide Communications Services. In addition, licensee may seek to enforce spectrum license rights granted to Licensee by the FCC through action at the FCC. In the event that neither the City nor the FCC is able to reasonably resolve the interference within ninety (90) days of the later of City’s receipt of Licensee’s notice and FCC’s receipt of Licensee’s complaint, the City and licensee may renegotiate and amend the terms of this Agreement to reflect the impact of the interference on Communications Services.

CONFIDENTIAL TREATMENT REQUESTED

If the City and Licensee are unable to agree on such an amendment of this Agreement, Licensee shall have the right to terminate this Agreement with respect to the Airport where the interference exists with ninety (90) days’ written notice to the City. In the event of such termination, the City shall pay to Licensee the Net Book Value of WCAS at that Airport. The City shall not, however, be liable to Licensee for any other expenses or damages (including, but not limited to, loss of profit) that Licensee may suffer as a result of such interference and premature termination of this Agreement.

(D)                                            Notwithstanding the foregoing, in the event of any interference generated by the WCAS that the City determines, in its sole discretion, to negatively affect core operations at an Airport, the City may direct Licensee to immediately cease any or all operations at the Airport, or such portion of its operations at the Airport as are determined to be the source of the interference, until such interference or disruption is corrected

(E)                                              In addition to any other requirements set forth in this Agreement, licensee shall, at no cost and expense to the City, further provide such reasonable professional services related to the management of the radio frequency environment at the Airport. This specifically includes:

1.                          Monitoring the Wireless Cellular Network for unauthorized transmissions;

2.                          Making technical recommendations for the resolution of the radio frequency problems related to the WCAS;

3.                          Attending both routine and emergency meeting concerning radio frequency issues and planning.

10.9                                        Estoppel Certificate. From time to time upon not less than 15 days prior request by the other party, a party or its duly authorized representative having knowledge of the following facts, will execute and deliver to the requesting party a statement in writing certifying as to matters concerning the status of this Agreement and the parties’ performance under this Agreement, including the following:

(A)                                           that this Agreement is unmodified and in full force and effect (or if there have been modifications, a description of the modifications and that the Agreement as modified is in full force and effect);

(B)                                             the dates to which License Fees or other charges have been paid and the amounts of the License Fees most recently paid;

(C)                                             that the requesting party is not in default under any provision of this Agreement, or, if in default, the nature of it in detail;

(D)                                            that, to its knowledge, the requesting party has completed all required improvements in accordance with the terms of this Agreement, and Licensee is in occupancy and paying License Fees on a current basis with no offsets or claims; and

CONFIDENTIAL TREATMENT REQUESTED

(E)                                              in the case of the City’s request under this Agreement, such further matters as may be requested by the City, it being intended that any such statement may be relied upon by third parties.

ARTICLE 11: GENERAL CONDITIONS

11.1                                        Entire Agreement. This Agreement contains all the terms, covenants, conditions and agreements between the City and Licensee relating in any manner to the use and occupancy of the Licensed Premises and otherwise to the subject matter of this Agreement. No prior or other agreement or understandings pertaining to these matters are valid or of any force and effect. This Agreement supersedes all prior or contemporaneous negotiations, undertakings, and agreements between the parties. No representations, inducements, understandings or anything of any nature whatsoever made, stated or represented by the City or anyone acting for or on the City’s behalf, either orally or in writing, have induced Licensee to enter into this Agreement, and Licensee acknowledges, represents and warrants that Licensee has entered into this Agreement under and by virtue of Licensee’s own independent investigation.

11.2                                        Counterparts. This Agreement may be comprised of several identical counterparts and may be fully executed by the parties in separate counterparts. Each such counterpart is deemed to be an original, but all such counterparts together must constitute but one and the same Agreement.

11.3                                        Amendments. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement may by amended only by a written agreement signed by the City and Licensee.

11.4                                        Severability. Whenever possible, each provision of this Agreement must be interpreted in such a manner as to be effective and valid under applicable law. However, notwithstanding anything contained in this Agreement to the contrary, if any provision of this Agreement is under any circumstance prohibited by or invalid under applicable law, the provision is severable and deemed to be ineffective, only to the extent of the prohibition or invalidity, without invalidating the remaining provisions of this Agreement or the validity of the provision in other circumstances.

11.5                                        Covenants in Subcontracts. All obligations imposed on Licensee under this Agreement pertaining to the maintenance and operation of the Licensed Premises and compliance with the DBE requirements in this Agreement are deemed to include a covenant by Licensee to insert appropriate provisions in all Subcontracts covering work under this Agreement and to enforce compliance of all Subcontractors with the requirements of those provisions.

11.6                                        Governing Law. This agreement is deemed made in the state of Illinois and governed as to performance and interpretation in accordance with the laws of Illinois. Licensee irrevocably submits itself to the original jurisdiction of those courts located within Cook County, Illinois, with regard to any controversy arising out of, relating to, or in anyway concerning the execution or performance of this Agreement. Licensee consents to service of process on Licensee, at the option of the City, by registered or certified mail addressed to the applicable office as provided for in this Agreement, by registered or

CONFIDENTIAL TREATMENT REQUESTED

certified mail addressed to the office actually maintained by Licensee, or by personal delivery on any officer, director, or managing or general agent of Licensee. If any action is brought by Licensee against the City concerning this Agreement, the action can only be brought in those courts located within Cook County, Illinois.

11.7                                        License Only. This Agreement creates a license only and Licensee acknowledges that Licensee does not and must not claim at any time any real property interest or estate of any kind or extent whatsoever in the Licensed Premises by virtue of this license or Licensee’s use of the Licensed Premises under this Agreement. Further, Licensee acknowledges that this license is not a license coupled with such an interest nor an irrevocable license. Nothing contained in this Agreement is intended to create or establish any relationship other than that of licensor and licensee, and nothing in this Agreement creates or establishes any partnership, joint venture, association or organizations of any kind between the City and Licensee or to make Licensee the representative, employee, partner or agent of the City for any purpose whatsoever.

11.8                                        Notices. Any notices or other communications pertaining to this Agreement must be in writing and are deemed to have been given by a party if sent by nationally recognized commercial overnight courier or registered or certified mail, return receipt requested, postage prepaid and addressed to the other party. Notices are deemed given on the date of receipt if by personal service, or one day after deposit with a nationally recognized commercial overnight courier, 3 days after deposit in the U.S. mails, or otherwise upon refusal of receipt. All notices or communications intended for Licensee must be addressed to:

President
Chicago Concourse Development Group, LLC Two N. LaSalle Street, Suite 1725 Chicago, IL 60602

All notices or communications intended for the City must be addressed to:

Commissioner, Department of Aviation City of Chicago O’Hare International Airport P.O. Box 66142 Chicago, Illinois 60666

and with a copy to:	Director of Telecommunications, at the same address.

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and a copy to:	City Comptroller City of Chicago City Hall - Room 501 121 N. LaSalle Street Chicago, Illinois 60602

and a copy to:	Corporation Counsel City of Chicago Department of Law City Hall, Room 600 121N. LaSalle Street Chicago, Illinois 60602

Either party may change its address or the individual to whom the notices are to be given by a notice given to the other party in the manner set forth above.

11.9                                        Successors and Assigns: No Third Party Beneficiaries. This Agreement inures to the exclusive benefit of, and be binding upon, the parties and their permitted successors and assigns; nothing contained in this Section, however, constitutes approval of an assignment or other transfer by Licensee not otherwise permitted in this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any other person, sole proprietorship, partnership, corporation, trust or other entity, other than the parties and their successors and assigns, any right, remedy, obligation, or liability under, or by reason of, this Agreement unless otherwise expressly agreed to by the parties in writing. No benefits, payments or considerations received by Licensee for the performance of services associated and pertinent to this Agreement must accrue, directly or indirectly, to any employees, elected or appointed officers or representatives, or to any other person or persons identified as agents of, or who are by definition an employee of, the City.

11.10                                  Subordination.

(A)                                           This Agreement is subordinate to the provisions and requirements of any existing or future agreements between the City and the United States government or other governmental authority, pertaining to the development, operation or maintenance of the Airport, including but not limited to agreements the execution of which has been or will be required as a condition precedent to the granting of federal or other governmental funds for the development of the Airport. If the United States government requires modifications, revisions, supplements or deletions of any of the terms of this Agreement, then Licensee consents to the changes to this Agreement.

(B)                                             This Agreement and all rights granted to Licensee under this Agreement are expressly subordinated and subject to any existing agreement or any Use Agreement with any airline utilizing the Airport, including the Terminals, and any existing agreement with any airline consortium pertaining to the operation of the Airport, including the Terminals.

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(C)                                             To the extent of a conflict or inconsistency between this Agreement and any agreement described in Subsections (A) and (B) above, those provisions in this Agreement so conflicting must be performed as required by those agreements referred to in Subsections (a) and (b) above.

11.11                                  Conflict. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of any attachment hereto, the terms and provisions of this Agreement govern and control.

11.12                                  Waiver; Remedies. No delay or forbearance on the part of any party in exercising any right, power or privilege must operate as a waiver of it, nor does any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor does any single or partial exercise of any right, power or privilege preclude any other or further exercise of it or of any other right, power or privilege. No waiver is effective unless made in writing and executed by the party to be bound by it. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that the parties otherwise may have at law, in equity or both, except that the City will not be liable to Licensee for any consequential damages whatsoever related to this Agreement.

11.13                                  No Personal Liability. Licensee, or any assignee or Subcontractor, must not charge any elected or appointed official, agent, or employee of the City personally or seek to hold him or her personally or contractually liable to licensee, assignee, or Subcontractor for any liability or expenses of defense under any provision of this Agreement or because of any breach of its provisions or because of his or her execution, approval, or attempted execution of this Agreement.

11.14                                  Joint and Several Liability. If Licensee, or its successors or assigns, if any, is comprised of more than one individual or other legal entity (or a combination of them), then in that event, each and every obligation or undertaking stated in this Agreement to be fulfilled or performed by Licensee is the joint and several obligation or undertaking of each such individual or other legal entity.

11.15                                  Survival. Any and all provisions set forth in this Agreement that, by its or their nature, would reasonably be expected to be performed after the expiration or termination of this Agreement survive and are enforceable after the expiration or termination. Any and all liabilities, actual or contingent, that have arisen in connection with this Agreement, survive any expiration or termination of this Agreement. Any express statement of survival contained in any section must not be construed to affect the survival of any other section, which must he determined under this section.

11.16                                  Time. Time is of the essence for all of Licensee’s obligations under this Agreement.

11.17                                  Force Majeure. Neither party shall be held liable for non-performance of obligations under this Agreement due to delays or interruptions beyond their reasonable control, including but not limited to delays or interruptions caused by strikes, lockouts, labor troubles, war, fire or other casualty, acts of God (“force majeure event”). As a condition to obtaining an extension of the period to perform its obligations under this Agreement, the party seeking such extension due to a force majeure event must notify the other party within 20 days after the occurrence of the force majeure event. The notice must

CONFIDENTIAL TREATMENT REQUESTED

specify the nature of the delay or interruption and the period of time contemplated or necessary for performance. The foregoing notwithstanding, however, in no event will Licensee be entitled to an extension of more than 60 days due to a force majeure event.

11.18                                  Captions and Article Numbers. The captions, article and section numbers and table of contents appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Agreement nor in any way affect this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CITY OF CHICAGO		CHICAGO CONCOURSE DEVELOPMENT GROUP, LLC

By:	[Illegible]	By:	[Illegible]
Its:		Its:

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A
WCAS Design and Performance Requirements

OVERVIEW

This exhibit constitutes Design and Performance Requirements and standards to govern the Licensee-provided Wireless Communications Access System (WCAS).

The WCAS shall provide extension of wireless fidelity (Wi-Fi), cellular and PCS telephone signals from base station equipment into the Licensed Premises of the Airport using an assortment of cabling infrastructure, antennas, and active components. All service provider base station (BTS) equipment is typically co- located at the Head-End Equipment Room. In some instances, the Service Provider BTS equipment may be located in a service provider-controlled room (e.g., equipment shelter) or location and fed via coaxial cable or fiber optic cable to the Head-End Equipment Room. Where possible, the Airport’s existing fiber network is used to provide extension of the network within the Airport facilities. For distribution to antenna locations, a variety of cable types are possible, depending on the type of network architecture deployed. These could include coaxial, CAT5e/6, or fiber-optic cabling.

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GENERAL WCAS REQUIREMENTS

The WCAS shall be installed, operated and maintained in a manner that:

1.                         Provides high quality wireless (802.11, and cellular) access, to multiple Wireless Internet Service Providers (WISPs) and cellular service providers, for passenger, City, and tenant users, throughout the Airports, and

2.                         Provides user access to City of Chicago, and Chicago Airport System (O’Hare and Midway) web site (www.flychicago.com and www.citvofchicaqo.org) services, in order to;

a.                         Provide web-based passenger services and support, and,

b.                        Promote revenue-generating passenger WCAS use, and,

c.                         Promote the City of Chicago and the Chicago Airport System, and,

d.                        Promote use of www.flychicago.com, to enhance its functionality, utility and appearance.

and,

3.                         Accommodates WCAS expansions and modifications to reflect changes in Airport configuration and requirements, evolving technology and user needs, and new wireless revenue opportunities, in order to ensure continued passenger satisfaction, over the term of this Agreement, and,

4.                         Improves Airport services to tenant airlines and terminal concessions, and,

5.                         Promotes the competitiveness of the Airports, and enhances the image of the City, by increasing Airport convenience and utility for passengers and visitors, and,

6.                         Provides business opportunities for disadvantaged business enterprises, and,

7.                         Optimizes License revenues to the City, through the optimization of WCAS use and customer satisfaction, roaming agreements, and exploration/development of emergent WCAS/related revenue streams, as permitted by Law, City Policy, and the terms otherwise defined by this License Agreement.

The above shall be accomplished throughout the Licensed Premises. Assignment of these goals and performance requirements shall be expanded into additional, adjacent Airport areas as mutually agreed between the Licensee and The Commissioner of Aviation.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A (Schedule 1)
WCAS Design and Performance Requirements (General Description of WCAS Components)

SCHEDULE 1:

GENERAL DESCRIPTION OF WCAS COMPONENTS

The components discussed in this exhibit are a partial list of elements that will constitute the final product, as the components used by cellular and Wi-Fi providers that sign up for the WCAS service will vary. The WCAS will be designed to and its components shall meet all applicable industry standards (e.g. EIA, TIA, IEEE, UL, etc.) and FCC regulations. The installation of the WCAS shall adhere to applicable industry standards (e.g. NEC, OSHA), state, city, and airport codes, policies, and procedures.

WCAS Architecture Products (subject to change during detailed design phase)

The WCAS will be provided by installation and support of a Distributed Antenna System (DAS) throughout the designated airport areas. At the core of the WCAS to be installed will be a central concentrator management hub and switch which will radiate out to all remote components via single mode fiber. At O’Hare and Midway airports, the WCN portion of this architecture will consist of Britecell® Plus products from the Andrew Corporation.

Britecell Plus from Andrew Corporation is a proprietary Radio-over-Fiber (RoF) technology and architecture that enables the distribution of radio signaling over standard fiber cable plant to end point integrated antennas placed throughout the airport facilities.

Britecell Plus is a low power Optical Distributed Antenna System (DAS) for wireless networks, capable of transporting frequencies from 800 MHz up to 2500 MHz, from traditional cellular signals to wireless LAN guaranteeing near perfect integrity regardless of protocol and modulation thanks to its unique design and transparent transport medium. Britecell Plus offers a wide choice of power levels that support sub-pico, pico and micro applications.

The System has two basic components: a local subrack and a remote unit. The local subrack is collocated with the Base Station and connected via an RF interface (coaxial cable). Inside the local subrack there are various cards including RF to optical converters, passive RF components, and a microcontroller. RF signal are transported to the Remote Unit over single mode fiber at 1310nm. The Remote Unit, which can be up to 3 km away, has an optical to RF converter, amplifier lineup, duplexer, and dual output ports. Each port can be connected to a passive coaxial cable network. Due to the wide bandwidth of the single mode fiber, all frequencies and technologies are simultaneously transported.

CONFIDENTIAL TREATMENT REQUESTED

A unique feature of Britecell Plus is that RF frequency can be allocated dynamically when and where they are needed for the most efficient utilization of base stations, thus reducing the implementation cost. Moreover the system can be powered remotely from the base station hotel to reduce installation and maintenance costs.

The published features of the Britecell architecture are:

•       Support for all Multi-band 2G and 3G networks

•       Multi-carrier/operator support

•       Full band operation across the radio spectrum

•       Ease of installation and maintenance

•       Reduced cost for infrastructure

•       Virtually unlimited number of remote units are supported

•       Centralized and flexible radio network interface

•       Expandable and scalable, based on traffic requirements within any band

•       Centralized system management interface

•       Low Power Consumption

•       High Mean-Time-Between-Failure (MTBF)

•       Modularity provides cost-effective enhancements as technology changes over time

•       Redundancy built into Base and Remote units via redundant power supplies and multi-card slots

Network Edge Elements

For the data (Wi-Fi) portion of the WCAS, all network edge elements shall be name brand components and shall meet requirements outlined in paragraph 1 of this Section.

WLAN Wireless Elements

All WLAN wireless dynamic elements shall be name brand components and shall meet requirements outlined in paragraph 1 of this Section.

Antenna Elements

These will vary, in accordance with the constraints associated with diverse installation locations and shall meet requirements outlined in paragraph 1 of this Section.

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Fiber Cable Plant Infrastructure

All fiber cable plant infrastructure components shall be selected by Concourse on a fit-for-purpose basis and shall meet applicable industry standards.

The approved vendors for all fiber products are Lucent or the Coming equivalent of stated material.

HORIZONTAL FIBER OPTIC DISTRIBUTION CABLING

1.                          All fiber cable insertion shall be consistent with standards to support the capabilities of digital IP-based systems; as such, it is known that a fiber optic cabling type shall be an integral element of the system.

2.                          The fiber optic format shall be single mode, and shall further be 6.5/125u sizing to meet that most prevalent to standard of fiber optic electronics.

3.                          The cable type being specified shall have two (2) such fiber strands to permit bi-directionality for articulating signaling without the need for wavelength division multiplexers to meet that need.

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FIBER DISTRIBUTION CENTER (FDC)

A.	FDC Frame

The Fiber Distribution Center shall have the capacity for up to 48 fiber terminations in a single bay with sufficient growth capability. It shall be designed with ample jumper-routing capacity to allow 100% vertical, top and bottom jumper routing, and easy administration of reassignments and to avoid congestion. The frame shall provide a termination and cross-connection point for fiber optic circuits. It shall also be designed for cable termination and grounding, ribbon or individual fiber splicing, and fiber and patch cord storage. The Fiber Distribution Center shall provide a 19 or 23 inch wide 7 foot high frame and the associated raceways, brackets retainers and components for field mounting:

2.                  Frame accessories: (Lucent or Corning approved or equivalent)

a.                          11A Door (front door w/brackets)

b.                         145A Bracket (for locking Doors)

c.                          JR2A Jumper Retainer

d.                         11A Labels for JR2A

e.                          1000CCL Color Code Labels

f.                            FDA LGX®-1 FDDI ADMIN. LABEL AA

g.                         FDA LGX®-1-FDDI ADMIN. LABEL BB

h.                         FDA LGX®-1 FDDI ADMIN. LABEL AA FOR 1000 ST

i.                             FDA LGX®-1 FDDI ADMIN. LABEL BB FOR 100 ST

B.	Optional FDC

Where sufficient rack space is available on an existing EIA approved rack, the FDC may be installed on the existing rack. The minimum rack size shall be a standard 19 inch rack with sufficient rack space to allow the FDC to be placed at the top of rack.

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C.	Fiber Patch Panels

Lightguide Interconnection Unit (LIU) & Lightguide Distribution Shelf (LDS).

1.                          The LIU/LDS shall provide cross-connect, inter-connect, splicing capabilities and contain the proper troughs for supporting and routing the fiber cables/jumpers.

2.                          The LIU/LDS shall consist of a modular enclosure with retainer rings in the slack storage section to limit the bending radius of fibers.

3.                          The LIU/LDS shall have a front face “window” section to insert connector panels for mounting of connectorized fibers (ST®, FDDI, SMA, FC, or SC connectors).

4.                          The LIU/LDS shall provide terminating capability of 12, 24, 48, 72, 96, 144 or 216 fibers.

Lucent Technologies 100A3, 200A, 200B2, 400A2, 600A, 600B, LST1U-072/7, LST1F-072/7, LSC2U-024/5, LSS1U-216/5, LSS1U- 144/7, LSD-072/5, LSJ1U-072/5, or LST1P-48ST/2.5 Lightguide. Termination / Splice / Combination / Storage Shelf approved OR Coming equivalents.

5.                          Labeling for fiber cabling shall be by TC number, plus the color suffix - designating which fiber is terminated.

6.                          Accessories: Provide (2) two duplex fiber optic patch cords with SC/APC connectors at each TC for each Britecell fiber pair assigned at the TC and ER.

D.	Fiber Patch Cords

The fiber patch cord shall be single mode and consist of buffered, a stepped- index 8.3 micron core with a 125 micron cladding for single mode. The fiber cladding shall be covered by aramid yam and a jacket of flame-retardant PVC.

1. Singlemode Fiber Patch Cord Specifications (typical):
• Return Loss: -50 dB maximum
• Operating temperature: -4° to 158° F (-20 to 70° C)
• Mated connector loss: µ = 0.35 dB, s = 0.2 dB
• Cable Retention: 50 lb. (220 N) minimum
• Connection Repeatability: 0.20 dB maximum change per 200 reconnects
• Mating Coupler:	ST®: C3000A1, C3000A2, C3000A3
SC: C6000A-4
SC/APC: C6800A-4
• ISO 9001 Certified Manufacturer preferred

CONFIDENTIAL TREATMENT REQUESTED

FIBER OPTIC CONNECTORS

A.                      Provide field installable, single mode ST®, SC, or SC/ABC type connectors. Connectors shall be Ceramic tip, UV curable, with an average loss of .3 dB and prevent momentary disconnect when an axial load is placed on the cable.

Lucent Technologies P3020A-C-125 single mode ST® connector approved

Lucent Technologies P6000A-Z-125 or P6001-Z-124 singlemode SC connector approved

B.                        Typical optical connector specifications:

Specification	ST® sm	SC & SC/APC sm
Loss (dB)	µ = 0.35 s = 0.2	µ = 0.2, s = 0.1
Fiber OD	125 µm	125 µm
Cable OD	2.4 / 3.0 mm	3.0 / 0.9 mm
Loss Repeat (per 1,000 reconnects)	<0.2 dB	<0.2 dB
Axial Load, min.	35 lb. (15.9 kg)	30 lb. (P6200A) 2 lb. (P6201A)
Temp. Stability	-40°C to 85°C	-40°C to 85°C
Tip Material	Ceramic	Zirconia
Cap Material	Zinc, Ni plated	N/A
Body Material	Zinc, Ni plated	Polysulfone

CONFIDENTIAL TREATMENT REQUESTED

FIBER DISTRIBUTION PATHWAYS

A.                     All fiber installation shall be conducted in appropriate distribution pathways to include cable troughs and conduit. In all instances of fiber cable plant install, fiber shall not exceed 75% fill capacity in either new or existing raceways and conduits.

B.                       All fiber cable plant shall be properly supported as installed, along the entire length of the cable bundle In accordance with airport standards. Ceiling and wall installations shall be in proper troughs and raceways. Poured concrete underfloor installations shall be in approved wireway and installations under raised flooring shall be in approved troughs raised at least 6” above floor power cabling.

C.                       Breakouts from the main bundle shall be in as per airport standards and jumpers shall be in either slitted innerduct or approved protective raceway type materials.

D.                      In all cases, cabling shall be properly supported. Jumpers and single pair breakouts shall be supported via affixation to facility fixtures every 18”, at a minimum.

E.                        Jumpers installed in overhead cable ladder trays shall be in innerduct. Jumpers installed in cable vertical or rack fixture type cable organizers shall be affixed to the fixture with either cable tie or Velcro.

Copper Data Network Interface Cabling

While the primary distribution media for WCAS shall be fiber optic and coaxial copper, all instances where interfaces exist from the WCAS to Department telecommunications and data network edge devices (e.g. hubs, switches, routers) shall consist of standard horizontal copper distribution cabling, as specified below.

HORIZONTAL DISTRIBUTION CABLING

A.	HORIZONTAL DISTRIBUTION COPPER CABLING

1.                          The horizontal distribution cabling shall be a bonded four (4) pair, unshielded twisted pair (UTP) design contained in a crescent shaped outer sheath as used for voice and data communications.

2.                          This cable shall have been tested and met all testing to be compliant to a minimum Category 5e/6 rating, based upon either or all of the following standards:

ANSI/TIA/EIA-568-B.2
ANSI/TIA/EIA-568-B.2-1
ISO/lEC 11801 Category 6

3.                          The conductors of the pairs will be solid copper of construction

4.                          The jacket component of each individual pair will be in a bonded design.

5.                          The insulation of this cable will be PVC for non-plenum areas and 100% FEP for plenum areas.

CONFIDENTIAL TREATMENT REQUESTED

6.                          This cable shall possess the ratings by UL (Underwriter’s Laboratory) of CMR/CMP and DP3/DP3P as applies to the cable type and insulation

Copper UTP Cable Plant (This specification is based on Belden Structured Level 7 Cabling Standard)

1.                          To address this, the system shall be modular in concept.

2.                          These chassis shall conform to TIA/EIA 19” rack format, placed in an existing airport Main or Intermediate Distribution Facility (MDF/IDF).

3.                          These chassis shall also employ a backplane design in which cables are terminated into patch panel assemblies in accordance with airport standards and guidelines.

4.                          Patch panels shall be off the shelf and set in uniform sequences of 12, 24,48 and 64 ports per panel.

COPPER NETWORK DISRIBUTION PATHWAYS

A.                     All copper network cable plant installation shall be conducted in appropriate distribution pathways to include cable troughs and conduit. In all instances of data cable plant install, fiber shall not exceed 75% fill capacity in either new or existing raceways and conduits.

B.                       All data cable plant shall be properly supported as installed, along the entire length of the cable bundle in accordance with airport standards. Ceiling and wall installations shall be in proper troughs and raceways. Poured concrete underfloor installations shall be in approved wireway and installations under raised flooring shall be in approved troughs raised at least 6” above floor power cabling.

C.                       Breakouts from the main bundle shall be in as per airport standards and CAT5e/6 jumpers shall be in either slitted innerduct or approved protective raceway type materials.

D.                      In all cases, cabling shall be properly supported. CAT5e/6 jumpers shall be supported via affixation to facility fixtures every 24”, at a minimum.

E.                        CAT5e/6 Jumpers installed in cable vertical or rack fixture type cable organizers shall be affixed to the fixture with either cable tie or Velcro.

x

CONFIDENTIAL TREATMENT REQUESTED

Coaxial Copper Cabling

Numerous areas of this infrastructure will employ coaxial cabling for carrying RF signaling. Wherever that is the case, such cable components shall meet typical industry standards and specifications, except where expressly approved by DoA. The following lists contain typical specifications for, as examples, a 7/16 inch corrugated and semi- rigid cable. Cables of equal or better specifications shall be used in the WCAS.

7/16 Corrugated Cable Specifications

Electrical
Impedance	50 Ω
Operating Frequency	5.20 GHz maximum
Return Loss, 3 foot assembly	30 dB @ 0.045 - 1.0 GHz 28 dB@ 1.000 - 2.0 GHz 21 dB @ 2.0 - 3.0 GHz
Dielectric Withstanding Voltage	2,300
RF Operating Voltage Maximum	813VRMS
Peak Power Maximum	13.2 kW
Average Power Maximum	3.0 kW
Insulation Resistance	5,000 M Ω minimum
Insertion Loss Maximum	0.05 v dB (Frequency in GHz)
Shielding Effectiveness	125 dB minimum
3rd Order IM product Typical, dBm (dBc)	-120 (-163) (Two +43 dBm carriers, IM product @ 910 MHz)

Mechanical
Inner Attachment Method	Captivated
Outer Attachment Method	Compression
Connector Durability Test	Pass (DIN 47275 part 2/10.82, section 2.10, 500 cycles)
Assembly Torque (Body to Clamp nut), Ib-ft (n-m)	Positive stop, 18/22 (25/30)
Coupling Torque, Ib-ft (n-m)	15/20 (20/28)
Coupling Nut Retention Force	100 (445) lbs (N)

Material
Center Contact	Beryllium Copper per ASTM-B196, silver plated per QQ-S-365
Body and Outer Contacts	Brass per ASTM B16, silver or white bronze
Insulator	PTFE resin, ASTM D1457
Gasket	Silicone rubber, ZZ-R-765
Other Metal Parts	Brass per ASTMB16, silver or white bronze
Protective Coating on Silver Plate	Clear Chromate

CONFIDENTIAL TREATMENT REQUESTED

7/16 Corrugated Cable (example) Specifications (continued)

Environmental
Temperature Range	-40°C to +150°C
Storage Temperature Range	-70° C to +100° C
Thermal Shock Test	Pass per IEC 68, part 2-14, test N/A
Immersion Test	Pass per IEC 529, IP68
Corrosion Test	Pass per IEC 68, part 2-1, test Ka
Vibration Test	Pass per IEC 68, part 2-6
Mechanical Shock Test	Pass per IEC 68, part 2-27

Note: These characteristics are typical but may not apply to all connectors.

7/16 Semi-Rigid & RG Cable Specifications

Electrical
Impedance	50 Ω
Frequency Range	7.0 GHz maximum
Voltage Rating	2700 vrms
Dielectric Withstanding Voltage	4000 vrms
VSWR	1.3 maximum @ 0 - 7.0 GHz
Insulation Resistance	5000 M minimum

Mechanical
Mating	M29x1.5 threaded coupling
Captivated Contact	All configurations unless uncaptivated

Material
Body & Outer Contact	Brass with sliver or white bronze plating
Female Contacts	Beryllium copper with silver plating
Other Metal Parts	Brass with silver or white bronze plating
Insulators	PTFE
Weatherproof Gaskets	Silicone rubber

Environmental
Temperature Range	- 40°C to +150°C
Thermal Shock	Pass per IEC 68, part 2-14, test Na
Corrosion	Pass per IEC 68, part 2-1, test Ka
Vibration	Pass per IEC 68, part 2-6

Note: These characteristics are typical but may not apply to all connectors.

CONFIDENTIAL TREATMENT REQUESTED

CABLE PLANT LABELING

A.                     All cable plant installed shall be properly labeled in accordance with airport guidelines.

B.                       At a minimum, both ends of any vertical cable bundle or individual connector shall have a permanently affixed label indelibly marked with both local end designation and remote end.

C.                       Local end labels shall be located closest to the local connector, at a distance not to exceed 4” from the connector. Remote end labels shall be located on the outside of the local end label (farthest for the local end connector, with a maximum of 2” separation from the local end label.

D.                      Patch panels shall be designated with a permanently affixed identification horizontally centered and at the top on the patch panel. Individual ports shall be numbered as 1 though nnn for copper panels and by vertical row, beginning with conductors 1 and 2 at the top of each fiber panel unit.

E.                        Fiber and copper jumpers shall be labeled with local and remote port designations at both ends. Local end device and port labels shall be located closest to the local connector, at a distance not to exceed 4” from the connector. Remote end device and port labels shall be located on the outside of the local end label (farthest for the local end connector, with a maximum of 2” separation from the local end label.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A (Schedule 2)
WCAS Design and Performance Requirements (Installation and Acceptance Testing)

SCHEDULE 2:

INSTALLATION AND ACCEPTANCE TESTING

The Licensee shall specifically adhere to the following standards, policies and practices in WCAS installation and in demonstrating that installation’s compliance and readiness to provide services.

Compliance

All installation shall comply with appropriate local building codes and/or Airport construction guidelines or Standards.

Performance Testing

Performance Testing will be conducted per a test plan created by Licensee and submitted to the City. The work will be performed in accordance with the following processes:

In accordance with the test plan, Licensee or its subcontractor shall conduct acceptance tests and document the results. The Licensee’s Project Manager will participate in and witness the tests and approve the results if no quantitative test deficiencies are or become evident. In the event of quantitative test deficiencies related specifically to the contractor or vendor-provided equipment (including the contractor’s design, if applicable), in the judgment of the Licensee’s Project Manager, the sub-contractor is responsible for corrective action and expense and the failed portion of the Tests will be repeated until the quantitative deficiencies are cured in the judgment of the Concourse Project Manager.

Demonstrations

In addition to Acceptance Testing, Licensee or its contractor shall demonstrate to the Department specification compliance in an acceptable manner in the following areas:

•                            Non-Interfering System Capacity (Concourse nor its contractor shall not be responsible for encroachment of external signal levels into the coverage area.)

•                            RF Coverage within the zone of coverage meeting the specification as follows:

•                             RF measurement within the coverage zone shall be sub- zoned into measurement areas no larger than 50,000 ft2

•                             The total of all sub-zones shall meet the stated specification for each service band.

CONFIDENTIAL TREATMENT REQUESTED

•                             No two adjacent sub-zones shall fail to meet the stated specification for each service band.

•                            Seamless Handovers, hard and soft, interior and exterior to the extent that switching functionality is provided by the Service Providers and subject to joint acceptance testing with coordinated cooperation of the Service Providers.

•                            Comprehensive Network Monitoring, Local and Remote Reporting, and timely Maintenance Dispatch (simulating faults)

•                            System Availability, via calculations using device MTBF values and MTTR estimates.

In the event that the demonstrations reveal WCAS inadequacies, the Licensee’s Project manager will determine, with reasonable justification, the cause of the inadequacies. If the inadequacies are caused by subcontractor’s or vendor’s design and/or implementation deficiencies, the contractor or vendor shall be responsible for correcting the deficiencies and subsequently providing engineering services to Licensee to demonstrate the system. Licensee, however, the contractor shall not be held responsible for Service Provider equipment inadequacies that affect the performance of the WCAS with respect to that Service Provider.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A (Schedule 3)

WCAS Design and Performance Requirements (Operation and Maintenance Requirements)

SCHEDULE 3:

OPERATION AND MAINTENANCE REQUIREMENTS

The Licensee shall operate and maintain the WCAS to the specifications and requirements outlined below:

Staffing and Response times

a.                          On a commercially reasonable basis, the Licensee shall maintain a minimum of one on-site Field Technician, qualified to monitor basic WCAS performance in all areas described in this Exhibit. This technician shall be based at O’Hare Airport, during business hours (8:30 AM to 4:30 PM), Monday through Friday, with the exception of City of Chicago Employee Holidays, but shall be responsible for performance monitoring and troubleshooting at both Airports (Midway and O’Hare). The Department will provide office (O’Hare) and parking (O’Hare and Midway) space for this employee, and will identify City of Chicago Employee Holidays to the Licensee.

b.                         The above Field Technician shall be responsible for initial classification and isolation of WCAS performance shortfalls (e.g. service outages, loss of coverage), as a first step in the troubleshooting/correction of such shortfalls. This employee shall also be the Licensee’s initial responder to Department queries concerning WCAS performance.

c.                          The Licensee shall coordinate directly with the City (Dept. of Aviation, Director of Telecommunications) in performing the duties described in this section.

d.                         During business hours, the Field Technician will, upon learning or being advised of a WCAS technical problem that degrades performance (as described in this Exhibit) to the point that service delivery would be noticeable to Airport users (passengers and/or tenants, and/or subscribing airport business service users) either resolve the identified problem, or be prepared to advise the City of Licensee steps being taken to address it, and provide an estimated time of repair.

e.                          During non-business hours, the Field Technician (or a substitute identified by the Licensee) must be reachable within 1 hour, and capable of reporting to the Airport within 2 hours of such notification, prepared to begin initial troubleshooting and reporting as described in paragraph (d). During non-business hours, the identified problem must be addressed (corrected or acceptable repair plan) as described in the preceding paragraph within four (4) hours of initial notification to the Licensee by the Department.

f.                            The on-site staffing and response time requirements described above apply only to specific system problems, as they impact day-to-day WCAS performance. Overall system technical performance shall be evaluated and monitored as described below.

CONFIDENTIAL TREATMENT REQUESTED

Weighted System Availability

As part of the performance documentation provided to the City, the Licensee shall demonstrate that the WCAS provides a weighted system availability of 98% or greater as defined below.

Assumptions

The following assumptions shall be made in order to calculate the total weighted system availability on a monthly basis:

•                            There are 8,760 hours per year.

•                            The total quantity of remote active devices is “X”. This assumes there is one remote active device at each antenna location.

•                            There are a total of 8760 * X remote-active-device-hours per year or 8760 * X/12 remote-active-device-hours per month.

•                            For 98% Weighted System Availability, the total population of remote active devices must have a total up-time per month of 0.98 * 8760 * X/12 hours.

•                            The total allowable system down-time monthly would be 0.02 * 8760* X/12 hours.

•                            For active devices that provide coverage to more than one antenna location but not the entire system, weighted system availability shall factor the number of antenna locations the device feeds, for example:

•                            Since an in-line amplifier feeds five antenna locations, the total system downtime is calculated as five times the downtime of the device and factored accordingly to the total weighted network outage.

•                            Scheduled maintenance periods shall not be included in the computation for system availability.

*      CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

Supported Wireless Services

Additional Standards upon which the WCAS shall be designed are listed below.

Applicable Standards

•                            TIA/EIA/IS - 95A Cellular CDMA Standard

•                            TSB-74

•                            ANSI J-STD-008 1.8 - 2.0GHZ Compatibility Standard

•                            TIA/EIA - Proposal NO. 3383 Recommended Minimum Performance Requirements for Base Stations Supporting 1.8 TO 2.0 GHz Code Division Multiple Access (CDMA) Personal Stations

•                            TIA/EIA-712 Recommended Minimum Standards for 800 MHz Cellular Base Stations

•                            TIA/EIA/IS-137-A TDMA Cellular/PCS - Radio Interface - Minimum Performance Standard for Mobile Stations

•                            TIA/EIA/IS-138-A TDMA Cellular/PCS - Radio Interface - Minimum Performance Standard for Base Stations

•                            TIA/EIA/lS-97 Recommended Minimum Performance Standards for Base Stations Supporting Dual-Mode Wideband Spread Spectrum Cellular Mobile Stations

CONFIDENTIAL TREATMENT REQUESTED

WCAS Interface

Concourse shall provide a single connection port for transmit (downlink) and a single connection port for receive (uplink) for each Service Provider base station equipment (i.e., each base station sector). When Service Provider equipment meets the Standards and regulatory requirements described above, the WCAS shall perform in accordance with this Specification when Service Provider and Service Provider subscriber equipment conforms with the following:

•                            Each Service Provider BTS combined transmitter output port (downlink) at the Head-End Equipment Room (“Head End”) is in the form of an N type male connector.

•                            Each Service Provider BTS combined receiver input port (uplink) at the Head End is in the form of an N type male connector.

•                            Each Service Provider BTS port (transmit or receive) at the Head End has a VSWR < 1.5:1 in the operational band and < 2:1 at the band edges.

•                            The isolation between any two transmitter Head End ports is > 20 dB

•                            The isolation between any transmit port and receive port at the Head End is >60 dB

•                            Each Service Provider’s base station equipment produces in-band spurious emissions that are <-36dBm at the demarcation point in the Head End.

•                            Each Service Provider’s base station spurious emissions are <- 60dBm within the WCAS frequency range (at the demarcation point within the Head End).

•                            Each Service Provider’s subscriber equipment has specified in- band and out-of-band spurious emissions that are less than 21dBm in the WCAS frequency range.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit C
Licensed Premises

Initially, the WCAS will be installed and provided as shown in the attached drawings. These drawings are subject to change as mutually agreed between the Licensee and the Department, and as permissible by Law and City and Airport policy.

Licensee’s rights to serve and utilize the Licensed Premises extend to the entirety of the Airport property, including all public and non-public spaces, subject to demand for services by users of the WCAS at commercially reasonable prices.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit D

INSURANCE REQUIREMENTS
Department of Aviation
Wireless High Fidelity (Wi-Fi) System License
O’Hare and Midway International Airports

The Licensee must provide and maintain at Licensee’s own expense or cause to maintained, during term of the Agreement and during the time period following expiration if Licensee is required to return and perform any additional Services, the insurance coverages and requirements specified below, insuring all operations related to the Agreement.

A.                       INSURANCE TO BE PROVIDED

1)                         Workers Compensation and Employers Liability

Workers Compensation Insurance, as prescribed by applicable law covering all employees who are to provide a service under this Agreement and Employers Liability coverage with limits of not less than $500,000 each accident, illness or disease.

2)                         Commercial General Liability (Primary and Umbrella)

Commercial General Liability Insurance or equivalent with limits of not less than $5,000,000 per occurrence for bodily injury, personal injury, and property damage liability. Coverages must include the following: All premises and operations, products/completed operations, explosion, collapse, underground, separation of insureds, defense, and contractual liability (with no limitation endorsement). The City of Chicago is to be named as an additional insured on a primary, non-contributory basis for any liability arising directly or indirectly from the work.

Subcontractors performing Services for the Licensee must maintain limits of not less than $1,000,000 with the same terms herein.

3)                         Automobile Liability (Primary and Umbrella)

When any motor vehicles (owned, non-owned and hired) are used in connection with work to be performed, the Licensee must provide or cause to be provided, Automobile Liability Insurance with limits of not less than $5,000,000 per occurrence for bodily injury and property damage. The City of Chicago is to be named as an additional insured on a primary, non-contributory basis.

Subcontractors performing Services for the Licensee must maintain limits of not less than $1,000,000 with the same terms herein.

4)                         Professional Liability

When any engineers, architects, system technicians, EDP professionals or any other professional consultant perform Services in connection with this Agreement, Professional Liability Insurance covering acts, errors, or omissions must be maintained with limits of not

CONFIDENTIAL TREATMENT REQUESTED

less than $1,000,000. Coverage must Include contractual liability. When policies are renewed or replaced, the policy retroactive date must coincide with, or precede, start of Service on the Agreement. A claim-made policy which is not renewed or replaced must have an extended reporting period of two (2) years.

5)                        Property

Licensee is to be responsible for all loss or damage to City property at full replacement cost during installation, modification, maintenance and/or repairs of the Wireless Communication Access System equipment or loss to any City property as a result of the Agreement.

Licensee is responsible for all loss or damage to personal property (including but not limited to material, equipment, tools and supplies), owned, used, leased, or rented by Licensee.

B.                       ADDITIONAL REQUIREMENTS

The Licensee must furnish the City of Chicago, Department of Aviation, Attn:. Real Estate Division, Chicago O’Hare International Airport, Terminal 2, Upper Level, P.O. Box 66142, Chicago, IL 60666, original Certificates of Insurance, or such similar evidence, to be in force on the date of this Agreement, and Renewal Certificates of Insurance, or such similar evidence, if the coverages have an expiration or renewal date occurring during the term of this Agreement. The Licensee must submit evidence of insurance on the City of Chicago Insurance Certificate Form (copy attached) or equivalent prior to Agreement award. The receipt of any certificate does not constitute agreement by the City that the insurance requirements in the Agreement have been fully met or that the insurance policies indicated on the certificate are in compliance with all Agreement requirements. The failure of the City to obtain certificates or other insurance evidence from Licensee is not a waiver by the City of any requirements for the Licensee to obtain and maintain the specified coverages. The Licensee shall advise all insurers of the Agreement provisions regarding insurance. Nonconforming insurance does not relieve Licensee of the obligation to provide insurance as specified herein. Nonfulfillment of the insurance conditions may constitute a violation of the Agreement, and the City retains the right to suspend this Agreement until proper evidence of insurance is provided, or the Agreement may be terminated.

The insurance must provide for 60 days prior written notice to be given to the City in the event coverage is substantially changed, canceled, or non-renewed.

Any deductibles or self insured retentions on referenced insurance coverages must be borne by Licensee.

The Licensee hereby waives and agrees to reqiure their insurers to waive their rights of subrogation against the City of Chicago, its employees, elected officials, agents, or representatives.

The coverages and limits furnished by Licensee in no way limit the Licensee’s liabilities and responsibilities specified within the Agreement or by law.

CONFIDENTIAL TREATMENT REQUESTED

Any insurance or self insurance programs maintained by the City of Chicago do not contribute with insurance provided by the Licensee under the Agreement.

The required insurance to be carried is not limited by any limitations expressed in the indemnification language in this Agreement or any limitation placed on the indemnity in this Agreement given as a matter of law.

If Licensee is a joint venture or limited liability company, the insurance policies must name the joint venture or limited liability company as a named insured.

The Licensee must require all subcontractors to provide the insurance required herein, or Licensee may provide the coverages for subcontractors. All subcontractors are subject to the same insurance requirements of Licensee unless otherwise specified in this Agreement.

If Licensee or subcontractor desires additional coverages, the party desiring the additional coverages is responsible for the acquisition and cost.

The City of Chicago Risk Management Department maintains the right to modify, delete, alter or change these requirements.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit E
Economic Disclosure Statement(s) and Affidavit(s)

[Available on City’s website]

CONFIDENTIAL TREATMENT REQUESTED

Exhibit F

This Exhibit F is subject to revision by the City to reflect changes necessary due to recent changes in federal regulations. The Licensee must comply with the provisions of this Exhibit pending such revision. Upon approval by the Chief Procurement Officer of any schedules required by this Exhibit, they will be attached without need for a formal amendment’ of the Agreement.

I.                            POLICY AND TERMS

A.                      Concession Operation Goal

It is the policy of the City, of Chicago (“City”) in accordance with the requirements of 49 CFR Part 23 and 49 CFR Part 26, that Disadvantaged Business Enterprises (“DBEs”) have the maximum opportunity to participate fully in the operation of concessions under any concession license agreement entered into with the City in connection with its airports. The City’s overall goal for DBE participation in operating its airport concessions (including licenses and sublicenses). (“DBE Concession Goal”) is 30%, measured by the annual gross receipts derived from airport concession operations from October 1st through September 30th (i.e., federal fiscal year).

B.                      Supplemental Concession Contracting and Procurement Goal

In addition to fostering participation of DBEs as concessionaires, the City has a further goal of encouraging concessionaires, whenever practicable, to obtain DBE participation in the amount of 30% of their expenditures for goods, work and services that may be required for the operation of the concessions (“DBE Contracting and Procurement Goal”).

C.                      Concessionaire Commitment

The City considers a concessionaire’s commitments regarding DBE participation proposed in connection with obtaining a concession license agreement with the City a material inducement to the City to enter the agreement. Further, it is a material condition of any concession license agreement granted by the City that concessionaire carry out its commitments each year. Concessionaire’s failure to do so in good faith is a material default subject to all available remedies.

D.                      Effect of New Regulations/New DBE Regulations

If in the future the United States Department of Transportion (“DOT”) issues new DBE regulations concerning airport concessions, concessionaires must comply with the requirments of any revised City Airport Concession DBE Program, DBE Concession Goal, and DBE-related regulations that the City may adopt in connection with the applicable federal regulations.

1

CONFIDENTIAL TREATMENT REQUESTED

SPECIAL CONDITIONS REGARDING
DISADVANTAGED BUSINESS ENTERPRISE COMMITMENT
(AIRPORT CONCESSIONS)

II.                        GENERAL PROVISIONS

A.                      Definitions

1.                          The definitions set forth in 49 CFR Part 23 and 49 CFR Part 26 are incorporated into these Special Conditions.

“Directory” means the Directory of Certified “Disadvantaged Business Enterprises”. “Minority Business Enterprises” and “Women Business Enterprises” maintained and published by the Department of Procurement Services of the City of Chicago. The Directory identifies firms that have been certified as DBEs, and includes both the date of their last certification and the Primary Industry Classification (alternatively referred to as “area of specialty”) in which they have been certified. Concessionaires are responsible for verifying the current certification status of all proposed DBE firms.

“Contract Compliance Administrator” means the officer appointed pursuant to Section 2-92-490 of the Municipal Code of Chicago.

B.                      Joint Venture

1.                         Concession Operations Joint Ventures

Concessionaires may develop joint ventures to provide participation by DBEs in concessions operations. If a partnership, each joint venturer must separately sign the license agreement with the City. If the joint venture has formed a limited liability company or a corporation, an authorized officer of the LLC or corporation may sign for the joint venture. Joint ventures that have formed an LLC or corporation must provide documentation satisfactory to the City to demonstrate that the DBE has an active role in operations and is not a passive investor.

A DBE/non-DBE concessionaire joint venture is eligible to be counted toward DBE goals if, and only if, all of the following requirements are satisfied:

a.                          The DBE venturer shares in the ownership, control, management responsibilities, risks and profit of the joint venture in proportion with the DBE ownership percentage;

b.                         The DBE venturer is responsible for a clearly defined portion of the business operations, in proportion with the DBE ownership percentage;

c.                          The DBE venturer must actually perform the business operations (with its own personnel and its own supervising staff) to an extent commensurate with the value of its ownership of the joint venture.

NOTE: Credit for participation by DBEs in a joint venture with non-DBEs does not require a minimum participation of 51% in joint venture ownership and control on the part of the DBE. A junior ownership interest in the joint venture by the DBE can be credited toward the DBE Concession Goal in a pro rata fashion.

2

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2.                         Contracting and Procurement Joint Ventures

DBEs may also participate through joint ventures organized to provide goods and services necessary to the operation of the concession. DBE/non-DBE joint ventures are creditable on either the prime or the subcontractor level and are otherwise subject to Federal, State and City contract limitations restricting second tier subcontracting.

The Contract Compliance Administrator will evaluate the proposed joint venture agreement and all related documents to determine whether the structure complies with federal requirements for DBE participation in airport concessions.

A contracting and procurement joint venture is eligible to be counted toward the DBE Contracting and Procurement Goal if, and only if, all of the following requirements are satisfied.

a.                          The DBE joint venturer shares in the ownership, control, management responsibilities, risks and profits of the joint venture in proportion with the DBE ownership percentage;

b.                         The DBE joint venturer is responsible for a clearly defined portion of work to be performed in proportion with the DBE ownership percentage; and

c.                          The DBE joint venturer must actually perform work equal to the value of its ownership of the joint venture.

III.                    IMEASURING DBE PARTICIPATION

A.                      Counting DBE Participation for the DBE Concession Goal

DBE participation will be counted toward the DBE Concession Goal on a federal fiscal year basis as follows:

1.                          DBE Concessionaires

When a DBE is a concessionaire, once the DBE is determined to be eligible under applicable rules, the gross receipts generated by the DBE from the concession counts towards the DBE Concession Goal.

2.                          DBE/non-DBE Joint Venture Concessionaires

When DBE participation is obtained through a joint venture arrangement between a non-DBE and a DBE for the operation of a concession, only that portion of the gross receipts contributed by the commercially useful efforts of

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the DBE joint venturer count towards the DBE Concession Goal, but in no case may the percentage contribution attributable to a DBE joint venturer exceed the DBE’s percentage interest in the joint venture. When the Contract Compliance Administrator has reason to doubt the extent of a DBE joint venturer’s commercially useful contribution towards the concessionaire’s gross receipts, the Contract Compliance Administrator may request evidence to substantiate the DBE’s contribution. Credit toward the DBE Concessions Goal will not be granted when the DBE joint venturer is not participating in the actual operation of the concession, but rather is providing goods or services used by a concessionaire.

3.                          DBE Subconcessionaires

When DBE participation is obtained through use of DBE subconcessionaires, the amount of credit toward the DBE Concessions Goal is equal to the gross receipts generated by the subconcession. The DBE subconcession must be independently operated by the DBE as evidenced by the DBE’s responsibility for all aspects of the management and operation of the subconcession.

B.                       Counting DBE Participation Toward the DBE Contracting and Procurement Goal

DBE participation will be counted toward the DBE Contracting and Procurement Goal annually in accordance with the standards set forth in 49 CFR Part 26.

1.                          When a DBE is a contractor for work or services, or a manufacturer or regular dealer of goods or equipment, and is determined to be eligible in accordance with these rules, except as provided below, the total dollar value of the. contract awarded to the DBE may be counted toward the DBE Contracting and Procurement Goal, except that a concessionaire may count only a portion of the total dollar value of a contract with a joint venture subcontractor eligible under the standards of these Special Conditions equal to the percentage of the ownership and control of the DBE joint venture.

2.                          When a concessionaire contracts out for work, a concessionaire may count toward the DBE Contracting and Procurement Goal only expenditures to firms that perform a commercially useful function in the work. A firm is considered to perform a commercially useful function when it is responsible for execution of a distinct element of the work and carries out its responsibilities by actually performing, managing, and supervising the work involved. To determine if a firm is performing a commercially useful function, the Contract Compliance Administrator will evaluate the amount of work subcontracted, industry practices, and other relevant factors.

Consistent with, normal industry practices, a DBE may enter into subcontracts. If a DBE contractor subcontracts a significantly greater portion of the work of the contract than would be expected on the basis of a normal industry practices,

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the DBE will he presumed not to be performing a commercially useful function. Evidence may be presented by the contractors involved to rebut this presumption.

3.                          A concessionaire may count toward the DBE Contracting and Procurement Goal the following expenditures to DBE firms that are not manufacturers or regular dealers:

a.                         The fees or commissions charged for providing a bona fide service, such as professional, technical, consultant or managerial services and assistance in the procurement of essential personnel, facilities, equipment materials or supplies required for operation of the concession, but only if the fee or commission is determined by the Contract Compliance Administrator to be reasonable and not excessive as compared with fees customarily allowed for similar services.

b.                        The fees charged for delivery of materials and supplies required on a job site (but not the cost of the materials and supplies themselves) when the hauler, trucker, or delivery service, is not also the manufacturer of a regular dealer in the materials and supplies, but only if the fee is determined by the Contract Compliance Administrator to be reasonable and not excessive as compared with fees customarily allowed for similar services.

c.                         The fees or commissions charged for providing any bonds or insurance specifically required under the concession license agreement, but only if the fee or commission is determined by the Contract Compliance Administrator to be reasonable and not excessive as compared with fees customarily allowed for similar service.

IV.                   CONCESSIONAIRE’S DBE PROPOSAL

A.                     Subject to the provisions of Section I(D) of these Special Conditions, the following schedules and documents constitute the concessionaire’s DBE proposal, and represent its commitment to DBE participation in the concession each year throughout the term of the concession. DBE participation toward the DBE Concession Goal and toward the DBE Contracting and Procurement Goals should be stated clearly, distinctly, and separately. These schedules and documents must be submitted to the City in accordance with the guidelines stated.

1.                          Schedule B: Affidavit of DBE/non-DBE Joint Venture (if the DBE proposal includes the participation of any DBE as a joint venturer). Attach a copy of the joint venture agreement proposed among the parties.

Schedule B, in conjunction with the joint venture agreement, must clearly evidence that the DBE venturer will be responsible for a clearly defined portion of the work to be performed or the concession to be operated and that the DBE

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firms’s responsibilities are in proportion with their ownership percentage, as described under Section II(B), Joint Ventures. In order to demonstrate the DBE venturer’s share in the ownership, control, management responsibilities, risks, and profits of the joint venture, the proposed joint venture agreement must include specific details related to (i) the contributions of capital and equipment; (ii) work items or management services to be performed or concessions to be operated by the DBE’s own forces; (iii) work items, management services to be performed or concessions to be operated under the supervision of the DBE venturer and (iv) the commitment of management, supervisory and operative personnel employed by the DBE to be dedicated to the performance of the project.

Schedule B, together with the joint venture agreement must in addition, clearly evidence the commitment of the DBE venturer to actually perform (with its own forces and supervisory staff) to an extent commensurate with the value of its ownership in the joint venture.

2.                          Schedule C: Letter of Intent to Perform as a Subcontractor, Subconsultant, or Goods or Material Supplier. Each Schedule C must accurately detail the work to be performed by the DBE firm and the agreed rates and prices to be paid. Schedule C, appropriately labeled, should also be used to show intent to perform as a concessionaire or subconcessionaire, with the estimated annual gross receipts attributable to the concessionaire or subconcessionaire.

3.                          Letter of Certification. Attach a copy of each proposed DBE firm’s current Letter of Certification.

All Letters of Certification issued by the City of Chicago include a statement of the DBE firm’s area of specialization. The DBE firm’s scope of work, as detailed by its Schedule C, must conform to its stated area of specialization. When a DBE is proposed to perform work or supply goods, materials or services not covered by its area of certification, it must request an extension of its certification prior to its being proposed to perform such work or supply goods, materials or services. The DBE firm’s request to expand the scope of its certification, together with all documentation required by the City to process that request, must be received by the City at least thirty (30) calendar days before execution of any agreement with the City.

4.                          Schedule D: Affidavit of Prime Contractor Regarding DBEs.

Concessionaires must submit, together with the proposal, a completed Schedule D committing to use each listed DBE firm in connection with the ownership of the concession, in which case estimated annual gross receipts will be listed, and in connection with the acquisition of goods, work and services, in which case anticipated expenditures will be listed. The commitments made by the concessionaire’s Schedule D must conform to those presented in the submitted Schedule Cs.

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B.                       Agreements between a concessionaire and a DBE that promise not to provide subcontracting quotations to other concessionaires are prohibited.

C.                       During the term of the concession, the concessionaire must give, upon request, earnest and prompt cooperation to the Contract Compliance Administrator and/or authorized delegate in submitting to interviews that may be necessary, or in allowing entry to places of business or in providing further documentation, or in soliciting the cooperation of a DBE in providing such assistance.

D.                      Concessionaires will not be permitted to modify their DBE participation except as directed to do so by the City.

V.                       GOOD FAITH EFFORTS

The City considers compliance with these Special Conditions and concessionaire’s commitments material. Failure to comply with them will be considered an event of default under the concession agreement. The concessionaire must make good faith efforts to maintain, DBE participation in its concession (including any extensions, amendments and modifications). The concessionaire must document that it has obtained enough DBE participation to meet the DBE Concession Goal and the DBE Contracting and Procurement Goal, or if unsuccessful in doing so, has made adequate good faith efforts to meet the goal. The concessionaire can demonstrate it has made good faith efforts to meet the DBE Concession Goal and the DBE Contracting and Procurement Goal either by:

A.                     Meeting the DBE Concession Goal and the DBE Contracting and Procurement Goal, as provided in these Special Conditions, and documenting commitments for participation by DBE firms sufficient for this purpose; or

B.                       Documenting, in the manner described below, adequate good faith efforts to meet DBE Concession Goal and the DBE Contracting and Procurement Goal. This means documentation to show that it took all necessary and reasonable steps to achieve the DBE Concession Goal and the DBE Contracting and Procurement Goal, or other requirements of 49 CFR Part 23 and 49 CFR Part 26, which by their scope, intensity and appropriateness to the objective, could reasonably be expected to obtain sufficient DBE, participation, even if not fully successful. The following are examples of documented actions the Contract Compliance Administrator may consider to determine whether the concessionaire made good faith efforts:

1.                          Soliciting through all reasonable and available means (e.g., advertising and/or written notices) the interest of all certified DBEs who have the capability to perform the work of the contract. The concessionaire must solicit this interest within sufficient time to allow the DBEs to respond to the solicitation. The concessionaire must determine with certainty if the DBEs are interested by taking appropriate steps to follow up initial solicitations.

2.                          Selecting portions of the work to be performed by DBEs in order to increase the likelihood that the DBE Concession Goal and the DBE Contracting and

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Procurement Goal will be achieved. This includes, when appropriate, breaking out contract work items into economically feasible units to facilitate DBE participation, even when the concessionaire might otherwise prefer to perform these work items with its own forces.

3.                          Providing interested DBEs with adequate information about the plans, specifications and requirements of the concession in a timely manner to assist them in responding to a solicitation.

4.                          Negotiating in good faith with interested DBEs. It is the concessionaire’s responsibility to make a portion of the work available to DBE subcontractors and suppliers and to select those portions of the work or material needs consistent with the available DBE subcontractors and suppliers, so as to facilitate DBE participation. Evidence of such negotiation includes the names, addresses and telephone numbers of DBEs that were considered; a description of the information provided regarding the plans and specifications for the work selected for subcontracting; and evidence as to why additional agreements could not be reached for DBEs to perform the work. A concessionaire using good business judgment would consider a number of factors in negotiating with subcontractors, including DBE subcontractors, and would take a firm’s price and capabilities as well as contract goals into consideration. However, the fact that there may be some additional costs involved in finding and using DBEs is not in itself sufficient reason for a concessionaire’s failure to meet the DBE Concession Goal and/or the DBE Contracting and Procurement Goal, as long as such costs are reasonable. Concessionaires are not, however, required to accept higher quotes from DBEs if the price difference is excessive or unreasonable.

5.                          Not rejecting DBEs as being unqualified without sound reasons based on a thorough investigation of their capabilities. The DBE’s standing within its industry, membership in specific groups, organization or associations and political or social affiliation (for example union vs. non-union employee status) are not legitimate causes for the rejection in the concessionaire’s efforts to meet the DBE Concession Goal and the DBE Contracting and Procurement Goal.

6.                          Making efforts to assist interested DBEs in obtaining bonding, lines of credit or insurance as required by the City or the concessionaire.

7.                          Making efforts to assist interested DBEs in obtaining necessary equipment, supplies, materials, or related assistance or services.

8.                          Effectively using the services of available minority/women community organizations and contractors’ groups; local, state and federal minority/women business assistance offices; and other organizations as allowed on a case-by-case basis to provide assistance in the recruitment and placement of DBEs.

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C.                       The following types of documentation, as applicable to the situation, will be considered by the Contract Compliance Administrator in determining whether the concessionaire has made good faith efforts to meet the DBE Concession Goal and the DBE Contracting and Procurement Goal.

1.                          A listing of all DBE firms contacted that includes;

a.                         names, address and telephone numbers of DBE firms solicited;

b.        date and time of contact;

c.        method of contact (written, telephone, transmittal of facsimile documents, etc.);

d.        name of the person contacted.

2.                          Copies of letters or any other evidence of mailing that substantiates outreach to DBE vendors that include:

a.        project identification and location;

b.        classification/commodity of work items for which quotations were sought;

c.        date, item and location for acceptance of subcontractor bid proposals;

d.        detailed statement which summarizes direct negotiations with appropriate DBE firms for specific portions of the work and indicates why negotiations were unsuccessful;

e.        affirmation that good faith efforts have been demonstrated by choosing subcontracting opportunities likely to achieve the DBE Concession Goal and/or the DBE Contracting and Procurement Goal by not imposing any limiting conditions which were not mandatory for all subcontractors; or denying the benefits ordinarily conferred on DBE subcontractors for the type of work that was solicited.

3.                          Copies of proposed plans for selecting portions of the work to be performed by DBEs in order to increase the likelihood that the DBE Concession Goal and the DBE Contracting and Procurement Goal will be achieved.

4.                          Evidence that the concessionaire negotiated in good faith with interested DBEs.

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5.         Evidence that the concessionaire did not reject DBEs as being unqualified without sound reasons based on a thorough investigation of their capabilities.

6.         Evidence that the concessionaire made efforts to assist interested DBEs in obtaining bonding, lines of credit or insurance, as required by the City or the concessionaire.

7.         Evidence that the concessionaire made efforts to assist interested DBEs in obtaining necessary equipment, supplies, materials or related assistance or services.

8.         Evidence that the concessionaire has provided timely notice of the need for subcontractors to at least 50 percent of the applicable DBEs listed in the City’s Directory. The Contract Compliance Administrator may contact the certified DBEs for verification of notification.

9.         Evidence that subcontractor participation is excessively costly. Subcontractor participation will be deemed excessively costly when the DBE subcontractor proposal exceeds the average price quoted by more than 15 percent. In order to establish that a subcontractor’s quote is excessively costly, the concessionaire must provide the following information:

a.                         A detailed statement of the work identified for DBE participation for which the concessionaire asserts the DBE quote(s) were excessively costly (in excess of 15 percent higher).

(1)       a listing of all potential subcontractors contacted for a quotation on that work item;

(2)       prices quoted for the subcontract in question by all such potential subcontractors for that work item.

b.                        Other documentation that demonstrates to the satisfaction of the Contract Compliance Administrator that the DBE proposals are excessively costly, even though not in excess of 15 percent higher than the average price quoted.

c.                         The City reserves the right to modify this procedure when deemed appropriate.

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C.                      Administrative Reconsideration

1.                          The Contract Compliance Administrator makes the initial determination regarding a concessionaire’s good faith efforts based upon his or her review of the documentation that the concessionaire has timely submitted in response to the City’s submittal schedule. Within five days of being informed by the City that it is not responsive because it has not documented sufficient good faith efforts, a concessionaire may request administrative reconsideration. The concessionaire should make this request in writing to the following reconsideration official:

Chief Procurement Officer
Department of Procurement Services
City Hall
Room 403
121 N. LaSalle Street
Chicago, IL 60602

with a copy to:

Deputy Procurement Officer
Office of Business Development
City Hall
Room 403
121N. LaSalle Street
Chicago, IL 60602

The Chief Procurement Officer will not have played any role in the Contract Compliance Administrator’s determination that the concessionaire did not make or timely document sufficient good faith efforts.

2.                          As part of this reconsideration, the concessionaire will have the opportunity to provide written documentation or argument concerning the issue of whether it met the DBE Concession Goal and/or the DBE Contracting and Procurement Goal or made adequate good faith efforts to do so. The concessionaire will have the opportunity to meet in person with the Chief Procurement Officer to discuss whether it did so. The City will send the concessionaire a written decision on reconsideration, explaining the basis for finding that the concessionaire did or did not meet the DBE Concession Goal and/or the DBE Contracting and Procurement Goal or make adequate good faith efforts to do so.

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VI.                   REPORTING

A.                      Concessions Operations:

1.        The concessionaire must, within five working days of receiving the awarded concession agreement, execute a written agreement with all DBE subconcessionaires.

2.        The concessionaire must file monthly DBE utilization reports, together with its monthly concession license fee payment, delineating the DBE contribution to concessionaires gross receipts for the month and cumulatively for the year-to-date. Each DBE utilization report must be signed by an authorized officer or representative of the concessionaire and notarized.

B.                      Supplemental Concession Contracting and Procurement:

1.        The concessionaire must, within the time specified by the Contract Compliance Administrator after receiving the awarded concession agreement, depending on the circumstances of the particular subcontract or purchase order, execute a formal subcontract or purchase order with the DBEs that were proposed all in accordance with the terms of the concessionaire’s proposal and DBE assurances, and must promptly submit to the City at that time a copy of the DBE subcontracts or purchase orders, each showing acceptance of the subcontract or purchase order by the DBE.

2.        During the term of the concession agreement, whenever construction is performed, the concessionaire must submit partial and final waivers of lien, when appropriate, from DBE subcontractors, which are drawn up to show the true, cumulative dollar amount of subcontractor payments made to date.

3.        The concessionaire must file regular DBE utilization reports, on Procurement Services Form DBE Status -I entitled “Status Report of DBE (Sub)Contract Payments.” The concessionaire must present the notarized DBE status form executed to reflect the current status of effective and projected payments to DBEs

VII.               DBE SUBSTITUTIONS

A.                     Arbitrary changes by the concessionaire of the commitments earlier certified in the Schedule D are prohibited. Further, after once entering into each approved DBE sub- agreement, the concessionaire must thereafter neither terminate the sub-agreement, nor reduce fee scope of the work to be performed by the DBE, nor decrease the price to or the level of participation of the DBE, without in each instance receiving the prior written approval of the City. In some cases, however, it may become necessary to substitute a new DBE in order actually to fulfill the DBE requirements. In such cases, the City must be given reasons justifying the release by the City of prior specific DBE commitments established in the concessionaire’s DBE proposal, and will need to review the eligibility of the DBE presented as a substitute. The substitution procedure will be as follows:

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1.                          The concessionaire must notify the Contract Compliance Administrator immediately in writing of an apparent necessity to reduce or terminate a DBE subcontract or joint venture and to propose a substitute firm for some phase of the operation or the work, goods or services, if needed in order to sustain the fulfillment of the DBE Concessions Goal or the DBE Contracting and Procurement Goal.

2.                          The concessionaire’s notification should include the specific reasons for the proposed substitution. Stated reasons that would be acceptable include any of the following examples: A previously committed DBE was found not to be able to perform or not to be able to perform on time; a committed DBE was found not to be able to produce acceptable work; a committed DBE was discovered later to be not bona fide; a DBE previously committed at a given price later demands an unreasonable escalation of price.

3.                          The concessionaire’s position in these cases must be fully explained and supported with adequate documentation. Stated reasons which will NOT be acceptable include: A replacement firm has been recruited to perform the same work under terms more advantageous to the concessionaire; issues about performance by the committed DBE were disputed (unless every reasonable effort has already been taken to have the issues resolved or mediated satisfactorily); and a DBE has requested reasonable price escalation which may be justified due to unforeseen circumstances.

4.                          The concessionaire’s notification should include the name, address, and principal official of any proposed substitute DBE and the dollar value and scope of work of the proposed subcontract. Attached should be all the same DBE affidavits, documents, and Letter of Intent that are required of concessionaires, as enumerated above in Section IV, Concessionaire’s DBE Proposal.

5.                          The City will evaluate the submitted documentation, and respond within fifteen working days to the request for approval of a substitution. The response may be in the form of requesting more information, or requesting an interview to clarify or mediate the problem. In the case of an expressed emergency need to receive the necessary decision for the sake of job progress or operation of the concession, the City will instead respond as soon as practicable.

6.                          Actual substitution of a replacement DBE should not be made before City approval is given of the acceptability of the substitute DBE. A subcontract with the substitute DBE must be executed within the time specified by the Contract Compliance Administrator, and a copy of the DBE subcontract with signatures of both parties to the agreement should be submitted immediately to the City.

B.                       In a case in which a firm under contract was previously considered to be a DBE but is later found not to be, or whose work is found not to be creditable toward DBE goals fully as planned, the City will consider the following special criteria in evaluating a

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substitution:

1.                          Whether the concessionaire was reasonable in believing the enterprise was a DBE or that eligibility or “counting” standards were not being violated.

2.                          The adequacy of unsuccessful efforts taken to obtain a substitute DBE as outlined in Section V, Good Faith Efforts.

C.                       The Contract Compliance Administrator solely will determine all matters of DBE compliance.

VIII.           NON-COMPLIANCE AND DAMAGES

Each of the following constitute a material breach of any concession agreement entered into of which these special conditions form a part and will entitle the City to declare a default, terminate the contract and exercise those remedies provided for in the agreement, at law or in equity:

A.                     Failure to satisfy the DBE percentages required by the concession agreement;

B.                       The concessionaire, joint venturer or subcontractor is decertified as a DBE, such status was a factor in the concession award, and was misrepresented by the concessionaire.

Payments due to the concessionaire, if any, may be withheld until corrective action is taken. If the concessionaire has not complied with the contractual DBE percentages, underutilization of identified DBEs will entitle the affected DBEs to recover from the concessionaire damages suffered by these DBEs as a result of such underutilization. Therefore, the concessionaire consents to have any disputes between the concessionaire and such affected DBEs regarding damages resolved by binding arbitration before an independent arbitrator other than the City, with reasonable expenses, including attorneys’ fees, being recoverable by a prevailing DBE in accordance with applicable City regulations. This provision is intended for the benefit of all DBEs affected by underutilization and grants them specific third party beneficiary rights. In cases deemed appropriate by the Contract Compliance Administrator, notification of a dispute by the affected DBE or the concessionaire may lead to the withholding of sums that the City may owe the concessionaire until the City receives a copy of the final arbitration decision, but in no event will the concessionaire be excused from making any payments due to the City during the pendency of a dispute. Noncompliance or non-cooperation with the City may affect continued eligibility to enter into Future contracting arrangements with the City.

If the concessionaire is determined not to have been involved in any misrepresentation of the status of the disqualified joint venturer or subcontractor or supplier, the concessionaire must discharge the disqualified subcontractor or supplier and, if possible, identify and engage a qualified DBE as its replacement.

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IX.                   RECORD KEEPING

The concessionaire must maintain records of all relevant data with respect to the utilization of DBEs, retaining these records for a period of at least three years after termination or expiration of the concession agreement. Concessionaire grants full access to these records to the City of Chicago, Federal or State authorities, the U.S. Department of Justice, or their duly authorized representatives.

X.                       ASSISTANCE AGENCIES

The following agencies are available to the concessionaires for assistance:

Small business guaranteed loans: surety bond guarantees: 8 (a) certification:

U.S. Small Business Administration	S.B.A. - Bond Guarantee Program
500 W. Madison Street, Suite 1250	Surety Bonds
Chicago, Illinois 60601	300 South Riverside Plaza
Attention: Robert Conner	Room 1975-S
(312) 353-4528	Chicago, Illinois 60606-6611
Attention: Tony Zanetello
(312) 353-7331

S.B.A. - Procurement Assistance
300 South Riverside Plaza
Room 1975-S
Chicago, Illinois 60606-6611
Attention: Robert P. Murphy, Assistant Regional Administrator
(312) 353-4503

Project information; general DBE information; Directory of local and out-of-state construction and design DBEs:

City of Chicago
Office of Business Development
City Hall - Room 403
Chicago, Illinois 60602
(312) 744-4900

Directory of Certified Disadvantaged, Minority and Women Business Enterprises is available at the address above.

Information on DBE availability in the manufacturing, sales or supplies, and related fields (direct assistance from 42 regional affiliates located throughout the U.S.):

National Minority Suppliers	Chicago Minority Business
Development Council, Inc.	Development Council
15 W. 29th Street - 9th Floor	36 South Wabash - Suite 725
New York, New York 10018	Chicago, Illinois 60603

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Attention: Harriet R. Mitchell	Attention: Maye Foster-Thompson
(212) 944-2430	(312) 263-0105

XI.                   CONCESSIONAIRE ASSISTANCE

Concessionaires must themselves assist DBEs in overcoming harriers to program participation. The following instruments of assistance, for example, should he used as applicable:

A.                     Developing solicitations of subcontract proposals so as to increase potential DBE participation. This can take the form of breaking down large subcontracts into smaller ones, and of issuing notice of solicitations in a timely manner,

B.                       Providing technical assistance and guidance in the proposing, estimating, and scheduling processes;

C.                       Considering purchasing supplies and/or leasing the required equipment for a job, then subcontracting only for the expertise required to perform the work,

D.                      Providing accelerated payments or establishing prorated payment and delivery schedules so as to minimize cash flow problems faced by small firms;

E.                        Providing, waiving, or reducing subcontract bonding requirements, allowing stage bonding (bonding carried over from one project state to the next); and

F.                        Providing a prebid conference for potential subcontractors,

In addition to employing DBEs for construction work and materials, and goods and services directly used for the concession, the concessionaire should consider the utilization of DBEs in fields indirectly related to management and concession contracts: banking, office equipment sales, vehicle sales, mechanical repair, legal and accounting services, building security, graphics and advertising, etc.

XII.               EQUAL EMPLOYMENT OPPORTUNITY

Compliance with DBE requirements will not diminish or supplant the concessionaire’s obligations to comply with non-discrimination laws as required elsewhere in the concession agreement.

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